As filed with the Securities and Exchange Commission on July 22 , 2014

Registration No. 333-195686

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hydrophi Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	3714	27-2880472
(State or jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

3404 Oakcliff Road

Suite C6

Doraville, GA 30340

404-974-9910

(Address and telephone number of principal executive offices)

Corporate Service Company

1201 Hays Street

Tallahassee, FL 32301

Telephone: (850) 521-1000

(Name, address and telephone number of agent for service)

with a copy to:

Andrew D. Hudders, Esq.

Golenbock, Eiseman, Assor, Bell & Peskoe LLP

437 Madison Avenue, 40th Floor, New York, NY 10022

Telephone:  (212) 907-7300  Facsimile:  (212) 754-0330

Approximate date of proposed sale to the public:	as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed Maximum Aggregate offering price	Amount of registration fee
Shares of Common Stock underlying the Principal of the Convertible Note	12,833,333 (3)	$0.10	$1,283,333	$165.29
Common Stock Underlying the Interest of the Convertible Notes (4) (2)	1,026,666 (3)	$0.10	$102,667	$13.22
Shares of Common Stock underlying the Principal of the Convertible Note	14,444,445 (3)	$0.10	$1,444,445	$186.04
Common Stock Underlying the Interest of Convertible Notes (6) (2)	1,155,555 (3)	$0.10	$115,556	$14.88
Shares of Common Stock underlying Warrant (7)	2,647,059 (8)	$0.17	$450,000	$57.96
Total Fee (Previously Paid)				$437.39

(1)

Represents shares of common stock issuable by the registrant upon the conversion of the principal amount of the registrant’s Convertible Note issued to 31 Group, LLC on April 28, 2014 (the “Initial Convertible Note”).

(2)

Includes additional shares of common stock to be available for issuance based on market fluctuation, at the value of 50%.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the common stock as traded on the Pink Sheets on May 1, 2014.

(4)

Represents shares of common stock issuable by the registrant upon the conversion of interest to be accrued under the Initial Convertible Note.

(5)

Represents shares of common stock issuable by the registrant upon the conversion of the principal amount of the registrant’s Convertible Note to be issued to 31 Group, LLC. (the “Additional Convertible Note”) upon the terms and conditions set forth in the Securities Purchase Agreement dated April 25, 2014.

(6)

Represents shares of common stock issuable by the registrant upon the conversion of interest to be accrued under the Additional Convertible Note.

(7)

Represents the number of shares of common stock offered for resale following the exercise of a warrant to purchase common stock.

(8)

The registration fee was calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

ii

In the event of stock splits, stock dividends, or similar transactions involving the Registrant’s common stock, the number of Shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

This Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

iii

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated July 22 , 2014

HYDROPHI TECHNOLOGIES GROUP, INC.

32,107,058

This prospectus relates to the resale of up to 32,107,058 Shares of common stock by 31 Group, LLC. The shares of common stock subject to this prospectus include:

(i)

13,859,999 shares of common stock issuable upon conversion of the principal amount and interest to be accrued until maturity on the registrant’s Convertible Note issued to 31 Group, LLC on April 28, 2014 (the “Initial Convertible Note”). Based upon the current market price of the Company’s common stock, the amount of the Convertible Note Shares being registered may be in excess of the number of shares into which the Convertible Note may currently be converted, however the parties have agreed upon the aggregate number of shares to be registered to account for market fluctuations.

(ii)

15,600,000 shares of common stock issuable upon conversion of the principal amount and the interest to be accrued until maturity of the registrant’s additional Convertible Note to be issued to 31 Group, LLC (the “Additional Convertible Note”) upon the terms and conditions set forth in the Securities Purchase Agreement, by and between the Company and 31 Group, LLC, dated April 25, 2014 (the “Purchase Agreement”). Based upon the current market price of the Company’s common stock, the amount of the Convertible Note Shares being registered may be in excess of the number of shares into which the Convertible Note may currently be converted, however the parties have agreed upon the aggregate number of shares to be registered to account for market fluctuations.

(iii)

2,647,059 shares of common stock issuable following the exercise of that certain warrant issued on April 28, 2014, in accordance with the Purchase Agreement (the “Warrant Shares”).

We will not receive any proceeds from the resale of any of the shares offered hereby. We may receive gross proceeds of up to $450,000, if all of the Warrant Shares set forth above are exercised for cash. The proceeds will be used for working capital or general corporate purposes. We will bear all the costs associated with this registration.

Our common stock is presently traded on the Pink Sheets under the trading symbol “HPTG”.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. See section entitled "Risk Factors" on pages 6 to 18 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is July ____, 2014.

SUMMARY

Prospective investors are urged to read this prospectus in its entirety.

As used herein the terms “we,” “us,” “our,” the “Registrant,” and the “Company” means, Hydrophi Technologies Group, Inc., a Florida corporation, and its wholly owned subsidiary.

We were incorporated in the State of Florida on June 18, 2010 as Big Clix Corp. On September 25, 2013, we consummated an amended Agreement and Plan of Merger (the “Merger Agreement”) with Hydro Phi Technologies, Inc., a Delaware corporation (“Hydro Phi”), and HPT Acquisition Corp., a Delaware corporation (“HPT”), which was a wholly-owned subsidiary of the Company and established solely to implement the merger. Pursuant to the Merger Agreement, HPT merged with and into Hydro Phi, with Hydro Phi being the surviving company, in an exchange of all the equity securities of the Hydro Phi for common stock of the Company. After the merger, Hydro Phi continues to operate as before, but as a wholly-owned subsidiary of the Company. On October 2, 2013, we changed our name from Big Clix Corp. to Hydrophi Technologies Group, Inc.

Our operating subsidiary, Hydro Phi, was founded in 2008, and operated over the next years to develop new clean energy technologies. Through Hydro Phi, the Company makes and sells a system using water-based clean energy technologies that is engineered and functionally designed to provide fuel savings and reduced greenhouse gas emissions for the internal combustion engine. The primary market for the Hydro Phi products initially will be the transportation industry, with a focus on the trucking/logistics, heavy equipment, marine and agriculture segments, where rising fuel costs and emission regulations are driving the development of new technologies to control operating expenses. We believe that our proprietary HydroPlantTM technology may have additional applications in the future, such as in off-grid power generation, where there is reliance on diesel and similar types of internal combustion engines.

Our principal office is located at 3404 Oakcliff Road, Suite C6, Doraville, GA 30340. Our telephone number is (404) 974-9910.

THE OFFERING

Securities Being Offered for Resale	32,107,058 shares of common stock underlying the two Convertible Notes and Warrant to purchase common stock held and to be held by the selling security holder. (1)
Common Stock Outstanding Before the Offering	102,665,126 shares
Common Stock to be Outstanding After the Offering Assuming all of the Offered Securities are Sold	134,772,184 shares
Use of Proceeds

We will not receive any proceeds from the resale of the shares of common stock underlying the Convertible Notes and the Warrant. We may receive proceeds in the event the Warrant is exercised for cash. Such proceeds from the offering will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Market for the Common Stock	Our common stock is presently traded on the Pink Sheets under the trading symbol “HPTG”.
Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 6 of this prospectus in deciding whether or not to invest in our common stock.

(1)

The number of shares registered for resale was calculated for each of the two Convertible Notes by taking the maximum dollar amount of each Convertible Note and 12 months of the interest potentially due thereon, assuming that there would be either repayment or conversions made in respect of the principal and interest during the life of the notes, thereby reducing the total interest payable, and dividing it by the conversion price calculated as of April 28, 2014, which was $.108.  The full amount of the Initial Convertible Note (defined below) was used, without deduction for the reductions in the discount amount for satisfying the registration requirements in a timely fashion.  Once the potential number of shares was calculated for the assumed principle and assumed interest amounts, the number of shares was increased by 50% in accordance with the Purchase Agreement. This provision was the result of the 31 Group, LLC, during negotiations, asking for additional shares to be registered at the rate of an extra 50% and the fact that from the time the transaction was first considered by 31 Group, LLC and the Company in the first week of April 2014 to the conclusion of the transaction agreements in the last week of April 2014, the per share price of our common stock had declined from being in the range of $.40 to a per share price of $.17, which indicted that extra shares might be required to be issued in conversion of the notes and interest and therefore needful of registration for resale. To this was added the number of shares into which the Warrant may be exercised.

April 2014 Private Placement

On April 25, 2014, we entered into a securities purchase agreement with 31 Group, LLC, which provided for the sale of convertible notes and a warrant. The agreement also provided for registration rights for the shares of our common stock underlying the convertible notes and warrant. The Company sold the first convertible note on April 28, 2014, and in conjunction with that issuance, issued the warrant. The Company received gross proceeds on April 28, 2014 of $600,000, and paid certain expenses of the purchaser in the amount of $35,000 therefrom.

Convertible Notes

This offering relates to the resale of shares of common stock of the Company underlying a convertible note issued on April 28, 2014, in the principal amount of $924,000 (“Initial Convertible Note”) and an additional convertible note that may be issued in the principal amount of $1,040,000 (the “Additional Convertible Note” and together with the Initial Convertible Note referred to as the Convertible Notes). The purchase price of the Initial Convertible Note was $600,000 and the purchase price of the Additional Convertible Note will be $1,000,000, if issued. The Convertible Notes are or will be issued to 31 Group, LLC. The Initial Convertible Note matures on April 28, 2016, and the Additional Convertible Note will mature two years after issuance. In addition to the original issue discount of approximately 35% applicable to the Initial Convertible Note and 4% applicable to the Additional Convertible Note, interest accrues at the rate of 8% per annum on the principal balance outstanding from time to time, which is payable upon maturity. The principal amount of the Initial Convertible Note is reduced by $100,000 because the registration statement of which this prospectus forms a part was filed prior to May 14, 2014, and up to an additional $200,000 of the principal amount will be reduced if we satisfy certain 90 and 120 day deadlines to have effective the registration statement of which this prospectus forms a part.

The Purchase Agreement for the Convertible Notes provides that, upon the conditions set forth therein, which conditions are not in the control of the purchaser, the Company may require 31 Group, LLC to purchase the Additional Convertible Note from the Company on or prior to the 10th trading day after the effective date of the registration statement of which this prospectus forms a part.

The Convertible Notes will be convertible at any time, in whole or in part, at the option of 31 Group, LLC into shares of common stock, at a conversion price equal to the lesser of (i) the variable conversion price which is a formula set forth in the Convertible Notes, and (ii) $0.35 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions).

At no time will 31 Group, LLC be entitled to convert any portion of the Convertible Notes to the extent that after such conversion 31 Group, LLC (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of common stock as of such date, which limit may be increased to 9.99% at the election of 31 Group, LLC, but not in excess of 9.99%.

At any time after the issuance of the Convertible Notes, the Company has the option to redeem the conversion amount then remaining under the Convertible Notes, in whole or in part, in cash at a price equal to 135% of the Conversion Amount of the Note then outstanding. The Initial Convertible Note was and the Additional Convertible Note and the shares of common stock underlying the Convertible Notes will be issued in reliance upon an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Warrant Shares

This offering also relates to the resale of shares of common stock of the Company underlying a warrant for 2,647,059 shares of common stock, with an initial exercise price of $0.17 per share (the “Warrant”). The terms of the Warrant only permit it to be exercised proportionately to the principal amount of the Convertible Notes. The Warrant has a two-year term and was issued on April 28, 2014. The Warrant provides for adjustment of the exercise price and share amount in the event of certain dilutive issuances by the Company.

The Warrant may be exercised by 31 Group, LLC on any day after the issuance of the Warrant. 31 Group, LLC may exercise the Warrant by delivering a written notice and payment to the Company of an amount equal to the exercise price multiplied by the number of Warrant Shares being exercised. If at the time of exercise of the Warrant, a registration statement for the resale of the Warrant Shares is not effective, then 31 Group LLC has a cashless exercise right. At no time will 31 Group, LLC be entitled to exercise the Warrant to the extent that after such exercise, 31 Group, LLC (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of common stock as of such date, which limit may be increased to 9.99% at the election of 31 Group, LLC, but not in excess of 9.99%.

31 Group, LLC, will not be entitled, by virtue of being a holder of the Warrant, to exercise any rights whatsoever as shareholders. The Warrant was and the shares of common stock underlying the Warrant will be issued to the holder in reliance upon an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Because we are an early growth company, we face many obstacles as a new venture, and therefore we may never be able to fully execute our business plan in respect of the Hydro Phi technologies.

We have been operating since 2008.  To date, we have focused on research and development and initial marketing efforts, achieving revenues of $142,050 for the fiscal year ended March 31, 2014 and $53,700 for the fiscal year ended March 31, 2013. The increase in revenues was due to our distribution agreement and the sale of HydroPlantTM units. We continue to have limited revenues.  We will not be able to sustain our current operations or implement any substantive business expansion on these limited revenues. If we are not able to increase our revenues, obtain additional working capital as needed from time to time, and achieve market acceptance for our Hydro Phi technology and establish sales, we will have to reduce or curtail our business operations. In such case, investors will lose all or a portion of their investment.

Because our business and marketing plans may be unsuccessful, we may not be able to continue operations as a going concern.

Our ability to continue as a going concern is dependent upon our generating cash flow from sales that are sufficient to fund operations or finding adequate financing to support our operations. To date, we have had limited revenues and relied on equity financing and loans from our shareholders and related parties, which we do not expect to provide any further financing. Our business and marketing plans may not be successful in achieving a sustainable business and revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors will lose all or a portion of their investment.

We have had operating losses since inception, and we currently are not profitable; and we may never achieve profitability.

For the fiscal year ended March 31, 2013, we had a net loss of $2,983,958 and an accumulated deficit of $16,185,118.  For the fiscal year ended March 31, 2014, we had a loss of $14,511,750 and an accumulated deficit of $30,696,868.  We have had and we expect to continue to have losses in the near term and have relied and will rely on capital funding to support our operations in the near future. To date, such capital funding has been limited in amount.  Because we are at the earliest stages of market acceptance of our products, we do not expect that they will generate revenues sufficient to cover the costs of our operations in the nearer and medium term.  We cannot predict whether or not we will ever become profitable or be able to continue to find capital to support our development and business plan.

We have a limited operating history, which makes it difficult to forecast whether or not our business will be successful.

Our Hydro Phi subsidiary was incorporated on April 21, 2008, with a primary focus on researching and developing and licensing our technologies. In September 2009, Hydro Phi added a new management team. Throughout 2010, the new management team realigned the Company’s product development strategy and hired new talent. During this period, we relocated our business from Maine to Georgia. We did not have a redesigned, commercially viable product until February 2013, and since then we have continued to make modifications and improvements. Accordingly, we have only a limited operating history and limited experience in marketing our product, which makes it difficult to forecast our future operating results. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development and product introduction, particularly companies engaged in new and rapidly evolving technology and markets such as that of “clean energy.” There can be no assurance that we will be successful in addressing these risks and keeping pace with developments, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Although we have been conducting beta tests through a few potential end-users in Mexico, which have been successful in several important respects, there is no assurance that we will generate sufficient sales from them or other users of our product.

Our operating results may be volatile, and therefore our future prospects may be difficult for investors and analysis to assess.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the emerging nature of the markets in which we plan to sell our products and our limited operating history, we believe it will be difficult to accurately forecast our revenues and operating results. Factors that may slow or harm our business or cause our operating results to fluctuate include the following:

•

The market acceptance of, and demand for, our products;

•

Our inability to attract new customers or maintain existing customer satisfaction at a reasonable cost;

•

The revenue based on our technology;

•

Changes in alternative technologies, industry standards and customer or end user preferences;

•

The length of our sales cycle;

•

Our inability to attract and retain key personnel, including hands-on engineering product developers and logistics and supply chain experts;

•

A gain or loss of significant customers or their confidence in our products;

•

Product design, manufacturing and operational defects and other quality problems;

•

Economic conditions affecting our potential customers;

•

The number, timing and significance of product enhancements and new product introductions by competitors;

•

Our failure to increase sales and or penetrate new markets; and

•

Governmental regulation surrounding clean energy and environmental policies.

Any change in one or more of these factors, as well as others, could cause our annual or quarterly operating results to fluctuate. Any change in one or more of these factors could reduce our gross margins in future periods.

We face significant competition from other technology companies.

The market for clean energy technologies and their applications is highly competitive, and there are a variety of potential technologies for the same purpose as our, from companies around the world. Many of our current and potential competitors have substantially greater financial, technical, marketing, distribution and other resources than we do. As a result, they may be able to respond more rapidly than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, the market for our type of technology is in its very early stages. We expect competition to intensify as current competitors develop and expand their product offerings and new competitors enter the market. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance. In addition, new technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. In addition, our customers and strategic partners may become competitors in the future. Certain of our competitors may be able to negotiate alliances with strategic partners on more favorable terms than we are able to negotiate. Many of our competitors may also have well established relationships with our potential customers. As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which could adversely affect our revenues and operating results.

Our future success depends upon customers accepting and supporting new clean energy solutions, and their ability to fund their operations.

To date, because our system is a new product, we have had a limited acceptance of the Hydro Phi technology.  Our product is undergoing extensive testing by several of our current potential users.  Our initial product placement and beta testing have been mostly in the transportation industry, and to date has been on a very limited basis. Many of our potential customers themselves are early stage and growth companies with limited operating histories and limited resources. As a result, they may be required to raise funds through public or private financings, strategic relationships, borrowings or other arrangements to be able to sustain their operations and be in a position to purchase and use the Hydro Phi technology. Therefore, we may have difficulty in establishing a market for the Hydro Phi technology and our products, and to the extent we do achieve market acceptance and sales, we may experience a delay in being paid for our products or may not be paid at all.

Our customer base is limited, and it may be geographically spread around the world; our initial success depends in part on our ability to not only retain existing customers but also implement our technologies in many different regions.

For the fiscal years ended March 31, 2013 and 2014, one customer accounted for 100% and 97% of our consolidated revenues, respectively. We currently have only a few customers, and they have only purchased systems on a limited basis. Customers will be located in a number of disparate geographic regions.  This geographic distribution will make the marketing and product development and sales implementation more difficult, with added costs, with the result that our expenses per customer will be greater than otherwise expected when we have a more robust customer base.  Until we achieve economies of scale in terms of volume and location, we expect that our cost of operations will be greater than if we concentrated on a limited or defined market area.

Various field trials for our products are in progress. Field trials can take more actual time than expected due to various operational and fleet availability issues to gather data and fix operational issues to incrementally keep improving the performance. In addition, field trials typically are on older engines, which require cleaning or conditioning before the full fuel saving benefits can be seen, thus increasing the standard testing cycle time. If one or more of our major customers were to substantially delay, reduce or stop their use of our products, our business, operating results and financial condition would be harmed. We do not have long-term contractual commitments from any of our current customers. As a result, we cannot provide assurance that any of our current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers.

Although we have a marketing and distribution agreement for Mexico, there is no assurance that this arrangement will generate any sales.

In later 2013 we concluded a marketing and distribution agreement with a company in Mexico. Although there are minimum sales objectives, there have been no sales under this agreement to date, and there is no assurance that there will be any sales under the agreement. Additionally, because the sales are to be by purchase orders from time to time, there is no assurance of when, if any, orders will be placed. In the event that the sales objectives specified in the agreement are not met, our remedy is to terminate the arrangement.

The brand Hydro Phi and its related trademarks will be an important part of our sales effort.

We believe that establishing and maintaining the Hydro Phi brand name and related trade and service marks will be important to our success and facilitate our sales. The importance of brand recognition may increase as a result of established and new competitors offering technologies and products similar to ours. To the extent we are able, with our limited funding and personnel, we intend to increase our marketing and branding expenditures in an effort to increase awareness of Hydro Phi. If our brand-building strategy is unsuccessful, these expenses may never be recovered, we may be unable to increase our future revenues, and our business could be harmed. Although we have several trademarks these are more general in character: we anticipate that we will develop new ones in the future to achieve greater differentiation and identity.

We are dependent upon the acceptance of our products.

We currently derive all of our revenues from the sale of units based on our HydroPlantTM technology. We expect revenues from this product family to continue to account for substantially all of our revenues for the foreseeable future. In addition, the market is rapidly evolving and is characterized by an increasing number of market entrants that have introduced and developed competitive products. Our future operating results depend on the development and growth of the market. We have spent, and intend to continue to spend, considerable resources educating potential customers and indirect channel partners about our products. However, we cannot provide assurance that such expenditures will enable our products to achieve or maintain any significant degree of market acceptance.

We may have difficulty managing our growth.

We have recently begun to expand our operations, and depending on our financial resources, we expect to grow our sales and marketing capabilities, to continue research and development activities and to expand our administrative operations. This expansion is expected to place a significant strain on our management, operational and financial resources. To manage any further growth, we will be required to improve existing, and implement new, operational, customer service and financial systems, procedures and controls and expand, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our anticipated growth, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business could be harmed.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all.

Our future liquidity and capital requirements will depend upon numerous factors, including the success of our product offerings and competing technological and market developments. We will to need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, if needed, will be available on terms acceptable to us, or at all. Furthermore, any equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. Strategic arrangements, if necessary to raise funds, may require us to relinquish our rights or grant licenses to some or substantial parts of our intellectual property. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

If we do not increase our direct sales capabilities, our business could suffer.

We need to substantially expand our direct sales capabilities if we are to increase market awareness and sales volume of our products. Our products require a sophisticated sales effort targeted at the information technology management of our prospective customers. We have recently expanded our direct sales force and plan to hire additional sales personnel to meet the demand for our products and increase our market presence. However, competition for qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we require. Newly hired sales personnel will require extensive training and typically need several months to achieve productivity. We cannot be certain that personnel hired in the future, will be as productive as necessary to meet our financial goals. If we fail to increase our direct sales capabilities as we have planned or our sales force fails to achieve productivity in a timely fashion, our business, financial condition and operating results would be materially adversely affected.

Failure to expand our operations could significantly affect our ability to increase revenue.

We intend to expand our operations both within the United States and enter selected non-United States markets, such as South and Central America and Mexico. The Company is also pursuing a joint venture arrangement in Europe to be based in Poland. We expect to commit time and development resources to customizing our products for selected markets and to developing sales and support channels. There can be no assurance that these efforts will be successful.

In addition to the uncertainty regarding our international presence, there are difficulties and risks inherent in doing business internationally, including, but not limited to:

•

Potential costs of customizing products for international markets;

•

Multiple and conflicting regulations and unexpected changes in regulatory requirements;

•

Exchange controls;

•

Import and export restrictions and tariffs;

•

Difficulties in staffing and managing international operations;

•

Longer payment cycles;

•

Greater difficulty or delay in accounts receivable collection;

•

Potentially adverse tax consequences; and

•

Political and economic instability.

In addition, our ability to expand our business into some countries may require modification of our products, including in particular national language support. To the extent that international sales are denominated in U.S. dollars, an increase/decrease in the value of the United States dollar relative to other currencies could make our products more expensive/less expensive and, therefore, potentially less competitive in certain international markets. To the extent that future international sales are denominated in foreign currency, our operating results will be subject to risks associated with foreign currency fluctuations. As we increase our international sales, our total revenue may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during summer months in Europe and other parts of the world.

The sales cycle for our products is long, and we may devote significant resources to sales that do not occur when anticipated or at all.

Our products are engineered solutions and tend to be complex, which typically involve significant testing periods and investment decisions by prospective customers. Accordingly, the licensing and/or implementation of our technologies require us to engage in a lengthy sales cycle and to provide a significant level of education to prospective customers regarding the use and benefits of our products. The purchase and use of our technology and products typically involves a significant commitment of our customers’ capital and resources; therefore the decision process for a purchase is subject to delays and aspects that are beyond our control. The decision-making process also can be substantially impacted by the sales practices of, and product introductions by, our competitors. We expect to continue to experience lengthy sales cycles, which will require a substantial investment in our marketing and sales, and if the sales cycle lengthens, we would expect increased marketing and sales expense and possibly delayed or lost sales. Any increased cost of marketing and sales and any delay or loss in sales of our products could adversely affect our operating results.

We are dependent on the continued services and on the performance of our senior management and other key personnel.

The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition. Although we anticipate having in the near future employment contracts with our key personnel, these will be at will employment agreements, but they likely will have severance, non-competition and confidentiality provisions and other rights typically associated with written agreements. We also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain necessary technical, managerial, sales, marketing and service personnel could have a material adverse effect on our business, operating results and financial condition.

Our future success will depend on our ability to enhance our existing products and to develop new products.

To be competitive, we must successfully develop and introduce product enhancements and new products for additional types of engines. Our failure to develop and introduce new products and enhancements successfully to achieve our strategy on a timely basis could have a material adverse effect on our business, operating results and financial condition. The emerging nature of the market for clean energy requires that we continually improve the performance, features and reliability of our products, particularly in response to competitive products and evolving customer needs. We must also introduce enhancements to existing products as rapidly as possible and prior to the introduction of competing products. Any delay or failure to successfully develop market-accepted technologies could negatively affect our business and the growth of our Company.

The strategic relationships that we may be able to develop and on which we may come to rely on may not be successful.

We will seek to develop strategic relationships with supply chain companies and regional providers and others to enhance the efforts of our market penetration, business development, implementation, critical component manufacturing, variable and direct sales force. These relationships are expected to, but may not, succeed. Furthermore, we intend to develop additional strategic relationships in the future with numerous other companies. There can be no assurance that these relationships will develop and mature, or that any of our existing relationships will be successful or that potential competitors will not develop more substantial relationships with attractive partners. Our inability to successfully implement our strategy of building valuable strategic relationships could harm our business.

Our revenues could decrease if our products do not operate as intended.

Our engineered technologies are system-engineered, interdisciplinary products that perform complex functions and are vulnerable to undetected errors in calibration or unforeseen defects that could result in a product’s failure or inefficiency. There can be no assurance that errors and defects will not be found in current or new products or, if discovered, that we will be able to successfully correct them in a timely manner or at all. The occurrence of errors and defects could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, increased product development costs, diversion of development resources and injury to our reputation or damage to our efforts to build brand awareness.

We could be subject to product liability claims relating to our customers’ critical business operations.

Any failure in a customer’s platform or trading application could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we maintain general liability insurance, there can be no assurance that such coverage will continue to be available on reasonable terms or will be adequate to indemnify us for all liability that may be imposed on us. Safety perceptions may deter future use of our products. A fundamental requirement of using water-based involves perceptions of handling hydrogen and oxygen. We cannot be certain that any inadequate practice of instructions or use by our customers’ will not compromise the designed safety envelope. Any instance of such an occurrence may lead to an uncalled for market perception deterring future use of our products. We may be required to incur significant costs to protect against safety perceptions and further improvements.

If the protection of our trademarks and other proprietary rights is inadequate, we could lose our proprietary rights and revenue.

Our success significantly depends on our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, employee and third-party non-disclosure and invention assignment agreements and other methods to protect our proprietary technology. Additionally, we have filed a U.S. provisional patent application relating to the disbursement of hydrogen and oxygen. Despite these precautions, it may be possible for unauthorized third parties to copy portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Provisions in our license agreements with our customers protecting against unauthorized use, copying, transfer and disclosure of our licensed product may be unenforceable under the laws of specific jurisdictions and foreign countries. There can be no assurance that our efforts to obtain patent protection will be successful, or if successful, that any patent issued to us will be deemed enforceable or valid. For example, previous disclosures or activities unknown at present may be uncovered in the future and adversely impact our patent rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, copyrights and similar proprietary rights. If we resort to legal proceedings to enforce our IP rights, those proceedings could be expensive and time-consuming and could distract our management from our business operations.

Intellectual property claims against us can be costly and could impair our business.

We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, or product shipment delays, any of which could adversely impact our business. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, if at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or to license the infringed or similar technology on a timely basis, our business could be impaired.

Our products may require availability of components or known technology from third parties and their non-availability can impede our growth.

We source components and will continue to license/buy certain technology integral to our products from third parties. Our inability to acquire and maintain any third-party product licenses, or integrate the related third-party products into our products, could result in delays in product development until equivalent products can be identified, licensed and integrated. We also expect to require new licenses in the future as our business grows and technology evolves. We cannot provide assurance that these licenses will continue to be available to us on commercially reasonable terms, if at all.

Government regulations may increase our costs of doing business.

The laws governing energy transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the energy could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, consumer protection and taxation apply. Laws and regulations directly applicable to clean energy carbon credits and/or commerce over the energy industry are becoming more diverse and prevalent in all global markets. We must comply with regulations in the United States and with any other regulations adopted by other countries where we do business. The growth and development of the market for online carbon credit trade may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of energy commerce. Compliance with any newly adopted laws may prove difficult for us and may harm our business, operating results and financial condition.

We are controlled by a limited number of persons who are both management and significant shareholders.

Our management persons beneficially own an aggregate of 13,114,497 shares of our common stock representing 12.8%, calculated on the basis of Section 13 of the Exchange Act of 1934 without taking into account the common stock that may be used under the Convertible Notes and Warrant. Of this amount, Mr. Roger M. Slotkin owns 11,063,671 shares, representing 10.8% of our common stock. There are two additional significant shareholders of HPT Group, Mr. John Durham, who currently holds 30,430,650 shares representing 29.6% of our common stock, and Mr. Philip Levin, who was also a former officer of Hydro Phi, who currently holds 16,303,012 shares representing 15.9% of our common stock.  The management persons and Messrs. Durham and Levin together, and Messrs. Durham and Levin together and independently from the management persons, would be able to influence, if not determine, the outcome of any proposals put to the shareholders, and would be able to determine the election of directors because our board is elected by a plurality vote.  Consequently, investors will have to rely on the decisions of our current management and the additional significant shareholders in respect of our operational and business direction.

The Company has paid no cash dividends to date.

The Company has paid no cash dividends on its common stock to date. Payment of dividends on the common stock is within the discretion of the board of directors and will depend upon the consolidated earnings, its capital requirements and financial condition, and other relevant factors. The board of directors has indicated that it currently does not intend to declare any dividends on the common stock of HPT Group in the foreseeable future.

There is not an active market for our common stock.

We are providing no assurances of any kind or nature whatsoever that an active market for our common stock will ever develop. Since the transaction whereby Hydro Phi was acquired there has been limited amounts of trading in our common stock and the price and volume has been volatile. Investors should understand that there may be no alternative exit strategy for them to recover or liquidate their investments in the common stock of HPT Group. Accordingly, investors must be prepared to bear the entire economic risk of an investment in the common stock for an indefinite period of time. If a market ever develops for our common stock, we anticipate that our then financial condition, product offerings, and product roll out strategy and implementation will greatly impact the value of the stock, which may not reflect our business prospects.

There may be no liquid market for our common stock.

Even if a trading market develops over time, we cannot predict how liquid that market might become. The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control.

These factors include:

•

Quarterly variations in our results of operations or those of our competitors;

•

Announcements by us or our competitors of acquisitions, new hardware and/or software products, significant contracts, commercial relationships or capital commitments;

•

Disruption or substantive changes to our operations;

•

Variations in our sales and earnings from period to period;

•

Commencement of, or our involvement in, litigation;

•

Any major change in our board or management;

•

Changes in governmental regulations or in the status of our regulatory approvals; and

•

General market conditions and other factors, including factors unrelated to our own operating performance.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of public companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

The selling security holder will have the potential of selling a significant percentage of our Common Stock from time to time under this prospectus, which may have an adverse impact on our trading and the market price of our shares.

The potential number of shares of common stock that may be sold by the holder of the Convertible Notes and Warrant may have an adverse effect on the public market of our stock. The holder, however, has entered into an agreement with the Company that it will not at any time hold more than 4.99% of our common stock, which amount may be increased to 9.99% at the election of the holder, but not in excess of 9.99%, which is referred to as the blocker provision. There are being registered 32,107,058 shares of common stock for resale by the selling security holder, which on a represents 23.8% of our outstanding shares of common stock assuming all the shares are issued on conversion and exercise and without regard to the blocker provision. Because of the large number of shares that may be issued from time to time on conversion of the Convertible Notes and exercised for the Warrant, there may be an adverse effect on the market because of the quantity and regularity of conversion and/or exercise and sale of those shares, or even the potential of those shares being sold. Although there are the blocker provisions, investors may not regard these limits when evaluating our common stock available to be sold in the public market. Therefore, there may be limited demand and excessive price and volume volatility.

We are subject to the reporting requirements of the United States securities laws, which will require expenditure of capital and other resources.

We are a public reporting company subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, including, without limitation, compliance with the Sarbanes-Oxley Act (“Sarbanes”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be substantially higher than they would otherwise be if we were privately-held. It will be difficult, costly, and time-consuming for us to develop and implement internal controls and reporting procedures required by Sarbanes, and we will require additional staff and third-party assistance to develop and implement appropriate internal controls and procedures. If we fail to or are unable to comply with Sarbanes, we will not be able to obtain independent accountant certifications that the Sarbanes requires publicly-traded companies to obtain.

Investor confidence and market price of our shares may be adversely impacted if we are unable to attest to the adequacy of the internal controls over our financial reporting, as required by Section 404 of the U.S. SarbanesOxley Act of 2002.

The SEC, as directed by Section 404 of Sarbanes, adopted rules requiring public companies to include a report of management about their internal control structure and procedures for financial reporting in their annual reports on Form 10-K. The report must discuss the assessment by management of the effectiveness of the internal controls over financial reporting of the Company. We have reported in the Annual Report on Form 10-K, filed for the fiscal year ended March 31, 2014, that management concluded the internal controls and procedures were not effective to detect the inappropriate application of US GAAP rules. This was due to deficiencies that existed in the design or operation of our internal controls over financial reporting that adversely affected our internal controls and that may be considered to be material weaknesses. The matters involving internal controls and procedures that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were: (1) lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; (2) inadequate segregation of duties consistent with control objectives; and (3) ineffective controls over period end financial disclosure and reporting processes. This assessment could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the market price of our shares and our ability to fund the Company. Although we have added a new controller to our staff, we believe these generally stated material weaknesses will continue until we are in a financial position to add the necessary staffing to address the above factors.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be limited.

Our stock is subject to the regulations applicable to "Penny Stock." The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Because future sales by our stockholders could cause the stock price to decline, our investors may lose money on their investment in our stock.

No predictions can be made of the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

State securities laws may limit secondary trading, which may restrict the states in which you can sell our shares of common stock.

You may not be able to resell the shares of common stock held in HPT Group in a state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state, or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and limit a stockholder's ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder's risk of losing some or all of his investment.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our Company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

USE OF PROCEEDS

31 Group, LLC, as the selling security holder, may sell all of shares of the common stock underlying the Convertible Notes and the Warrant offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. We may, however, receive gross proceeds of up to $450,000 upon the cash exercise of the Warrant. Any such proceeds we receive will be used for working capital and general corporate matter.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. 31 Group, LLC will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holder are issuable pursuant to the terms of the Convertible Notes and Warrants. For additional information regarding the terms of those securities, see “DESCRIPTION OF SECURITIES” located below in this prospectus. We are registering the shares of common stock in order to permit the listed selling security holder to offer the shares for resale from time to time. Except for the ownership of the Convertible Notes and Warrant issued pursuant to the Purchase Agreement, the selling security holder has not had any material relationship with us or our affiliates within the past three years.

The table below lists the selling security holder and other information regarding its beneficial ownership of the shares of common stock. The second column lists the number of shares of common stock beneficially owned by the selling security holder, based on its ownership of the Convertible Notes and Warrant, as of April 28, 2014, assuming issuance and conversion of the Convertible Notes on that date, without regard to any limitations on conversions, amortizations, redemptions or exercises. The third column lists the shares of common stock being offered by this prospectus by the selling security holder. The fourth column lists the number of shares of common stock anticipated to be beneficially owned by the selling security holder following the offering, assuming the sale of all of the shares offered by the selling security holder pursuant to this prospectus.

This prospectus covers the resale of 150% of the number of shares of common stock issuable pursuant to the Convertible Notes as of April 28, 2014 and 100% of the number of shares of common stock issuable pursuant to the Warrant as of April 28, 2014. The additional shares registered at the rate of an extra 50% was because Group 31, LLC requested during the negotiations for the transaction that additional shares be registered as a buffer in the event of a stock price decline and concomitant reduction in the conversion price and because of the fact that from the time the transaction was first considered by the selling security holder and the Company in the first week of April 2014 to the conclusion of the transaction agreements in the last week of April 2014, the share price of our common stock had declined from being in the range of $.40 to a per share price of $.17, which indicted that extra shares might be required to be issued in conversion of the notes and interest and therefore needful of registration for resale. Because the conversion price of the Convertible Notes will be adjusted from time to time based on the prevailing market price at the time of conversion, the number of shares that actually will be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the Convertible Notes, the selling security holder may not convert the Convertible Notes or exercise the Warrant to the extent such conversion would cause the selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following the conversion or exercise, which limit may be increased to 9.99% at the election of the selling security holder. The number of shares in the second column does not reflect this limitation (the "Maximum Percentage"). The selling security holder may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Selling Security Holders	Shares Owned as a Result of the Offering(1)	Number of Shares Being Offered(1)		Shares Owned After the Offering
31 Group, LLC (2)	32,107,058	32,107,058	(3)	0

__________________

(1)

Assumes that all the principal and interest due on the Convertible Notes are converted and all of the Warrant is exercised, without regard to any conversion limitations contained therein or the reduction in principal of the Initial Convertible Note to $824,000 as a result of the satisfaction of certain of the registration rights obligations.

(2)

The business address of 31 Group LLC (“31 Group”) is c/o Magna Group, 5 Hanover Square, New York, New York 10004. Mr. Joshua Sason is a member and the controlling person of 31 Group, with sole voting control and investment discretion over securities held by 31 Group, and may be deemed to share beneficial ownership of any securities beneficially owned by 31 Group.  Mr. Sason disclaims beneficial ownership of these securities.  We have been advised that neither 31 Group nor Mr. Sason is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer.  However, one of the other members of 31 Group is affiliated with Aegis Capital Corp. and one or more registered broker-dealers, none of whom are currently expected to participate in the sale of the securities offered hereby. The securities being registered hereunder are issuable (or were issued) upon conversion or exercise, as applicable, of notes and warrants purchased by 31 Group in the ordinary course of business, and at the time of purchase neither 31 Group nor any of its members or affiliates had any agreements or understandings, directly or indirectly, with any other person to distribute such notes or warrants or any of the securities being registered hereunder

(3)

Consists of 29,459,999 shares of common stock issuable upon conversion of Convertible Notes and 2,647,059 shares of common stock issuable upon exercise of the Warrant. On April 28, 2014, we entered into a Registration Rights Agreement with the selling security holder, under which we are required to file a resale registration statement for the shares underlying the Convertible Notes and Warrant to enable the resale of such shares by the selling security holder on a delayed or continuous basis under Rule 415 of the Securities Act. Pursuant to the terms of the Convertible Notes, we are including in this registration statement 1.50 times the number of shares issuable upon the conversion of the Convertible Notes and 1.00 times the number of shares issuable upon the exercise of the Warrant as of the date of the Registration Rights Agreement. Accordingly, the full number of shares set forth above may not ultimately become issuable to the selling security holder. The agreement also requires us to register additional shares to cover these registration requirements if the Convertible Note Conversion Price decreases thus requiring more shares to be registered.

Dollar Value of Underlying Securities and Potential Profits on Conversion

The following tables set forth the potential profit to be realized upon conversion by the selling security holder of the principal (excluding interest) of the Convertible Notes (assumes the Additional Convertible Note was also issued and does not take into account any subsequent reduction in the principal amount) based on the applicable conversion price on April 28, 2014, which uses the closing prices of our common stock prior to and including April 25, 2014.

Potential Profit from Conversion of the Convertible Notes at the Option of the Selling Security Holder

Per share market price on April 28, 2014	$0.17
Per share conversion price calculated April 28, 2014	$0.108
Total shares underlying Convertible Notes based on conversion price	18,185,186
Aggregate market value of underlying shares based on an $.17 per share market price on April 28, 2014	$3,091,148
Aggregate conversion price of underlying shares	$1,964,000
Aggregate cash purchase price for the Convertible Notes	$1,600,000
Percent of profit of underlying shares	70.0%

The following table sets forth the potential profit to be realized upon exercise of the Warrant by the selling security holder based on the exercise price of $0.17 and the per share closing price of our common stock on April 28, 2014 (the date of issuance of the Warrant) which was $0.17.

Potential Profit from Exercise of the Warrant

Per share market price as of April 28, 2014	$0.17
Per share exercise price	$0.17
Total shares underlying the Warrant	2,647,059
Aggregate market value of underlying shares based on market price as of April 28, 2014	$450,000
Aggregate exercise price of underlying shares	$450,000
Percent of profit of underlying shares	0%

Payments to Selling Security Holder

In connection with the Convertible Notes, we are or may be required to make the following payments to the selling security holder:

Payee	Maximum Interest Payments (1)	Maximum Early Redemption Premiums (2)	Maximum Registration Penalties (3)
Selling Security Holder	$314,200	$2,651,400	$300,000

(1)

Represents the maximum amount of interest payable by the Company to the selling security holder under the Convertible Notes at 8% annually, assuming (a) that both the Initial Convertible Note and the Additional Note were issued on April 28, 2014 and mature on April 28, 2016, (b) that all payments thereunder are timely made and that no payments are accelerated or deferred, (c) that no payments of interest will be made in advance, (d) that the Convertible Notes are not otherwise converted prior to the maturity date, (e) that interest is paid in cash, and (f) that no event of default thereunder occurs. Does not take into account any reduction it the principal and interest due as a result of satisfaction of the registration rights, and the current reduction of the principal of the Initial Convertible Note to $824,000.

(2)

Represents the cash amount that would be payable by the Company if it were required to redeem the Convertible Notes as a result of an event of default or change of control assuming (a) that the applicable premium to be applied upon the event of default or change of control is 135%, and (b) that the event of default or change of control occurs on April 28, 2014, and both the Initial Convertible Note and the Additional Convertible Note were issued on April 28, 2014. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default.

(3)

Represents the aggregate reduction in the principal amount of the Convertible Notes that will be forgone by the Company if the registration statement of which this prospectus forms a part is not declared effective by the contractual dates, and does not include the inability to require the selling security holder to purchase the Additional Convertible Note.

Net Proceeds from Private Placement of Convertible Notes

The following table sets forth the gross proceeds received from the private placement of the Convertible Notes (assuming both notes are issued) and Warrant (assuming exercise thereof) and then calculates the net proceeds thereof after deduction of the interest (assuming it is paid in cash and not converted into shares) on the Convertible Notes. The net proceeds do not include the payment of any contingent payments, such as liquidated damages or repayment premiums in the case of default or a change of control. The net proceeds assumes that all principal will be paid in cash without any prepayment premium. The interest amount reflected below assumes that it is paid at maturity, when due without any event of default, and the table assumes that none of the Convertible Notes are converted prior to maturity. The calculations do not take into account any reduction in the principal amount of the Convertible Notes resulting from the timely satisfaction of the registration obligations of the Company. Based on the foregoing assumptions, the net proceeds represent approximately 78.18% of the gross proceeds.

Gross Proceeds (Notes)	$1,600,000
Gross Proceeds (Warrants)	$450,000
Total Gross Proceeds	$2,050,000

Approximate Aggregate Interest Payments	$314,200
Approximate Transaction Costs	$35,000
Net Proceeds	$1,700,800

Comparison of Issuer Proceeds to Potential Selling Security Holder Profit

As discussed above, the Company plans to use the proceeds from the sale of the Convertible Notes and Warrant (assuming exercise thereof) for general corporate purposes. The following table summarizes the potential proceeds the Company will receive pursuant to the sale of the Convertible Notes and the potential exercise of the Warrant. For purposes of this table, we have assumed that the selling security holder will exercise all of the Warrant on a cash basis. We have also assumed that the Additional Convertible Note will be issued and the Convertible Notes will be held by the selling security holder through the maturity date thereof.

Total Gross Proceeds Payable to the Company in the Private Placement(1)	$2,050,000
Payments required to be made by the Company until maturity(2)	$349,200
Net proceeds to the Company assuming maximum payments made by the Company(3)	$1,700,800
Total possible profit to the selling security holder(4)	$1,491,148
Percentage of payments and profit over net proceeds(5)	8.20%

(1)

Includes assumed gross proceeds payable to the Company on the sale of the Convertible Notes in the aggregate amount of $1,600,000 and assumes full exercise of the Warrant to yield an aggregate exercise price of $450,000. However, there is no assurance that the Warrant will actually be exercised or if they are exercised, whether they will be exercised for cash.

(2)

Total possible payments (excluding repayment of principal) payable by us to the selling security holder assuming the Convertible Notes remain outstanding until the maturity date and that interest is paid in cash. Assumes that no cash damages are incurred and that no redemption premium on the Convertible Notes will be applicable. Does not take into account any reduction in the principal amount of the Convertible Notes resulting from the timely satisfaction of the registration obligations of the Company.

(3)

Total net proceeds to the Company calculated by subtracting the result in footnote (2) from the result in footnote (1).

(4)

This number represents the total possible profit to the selling security holder based on the aggregate discount to market price of the shares underlying the Convertible Notes and Warrant as indicated in the above tables entitled “Potential Profit from Conversion of Convertible Notes” and “Potential Profit from Exercise of the Warrant.” However, this does not mean that the selling security holder will this profit on their investment.

(5)

Percentage of the total possible payments to the selling security holder as calculated in footnote (2) plus profit calculated in footnote (4) compared to the net proceeds disclosed in footnote (3).

Shares to be Registered Under this Registration Statement

Shares to be issued under Registration Statement:	32,107,058
Shares issuable for Convertible Notes (including principal and interest) (1):	29,459,999
Shares issuable for Warrant :	2,647,059

(1)

Includes an additional 50% pursuant to the terms of the Convertible Notes.

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of shares held by persons other than the selling security holder (including affiliates) and Company affiliates with the number of shares registered for resale and sold by such parties in prior transactions as well as in the current transactions involving the Convertible Notes and Warrant. As of the date of this prospectus, there were 102,665,126 shares of common stock outstanding.

Shares Outstanding Prior to Private Placement, Held by Persons Other than the (a) Selling Security Holder and (b) Affiliates of the Company	41,099,144

Shares Registered for Resale by Selling Security Holder in Prior Registration Statements	-0-

Shares Registered for Resale by Selling Security Holder that Continue to be Held Other than in the Prior Registration Statement	0

Shares Sold in Registered Resale Transactions by the Selling Security Holder other than in the prior registration statement	0

Shares Registered for Resale on behalf of the Selling Security Holder in Connection with the Private Placement	32,107,058

Other Information

As of the date of this prospectus, the Company does not believe that it will have the financial ability to make the payments under the terms of the Convertible Notes in cash when due. Accordingly, the Company expects that the selling security holder will convert the Convertible Notes into shares of Company common stock to the greatest extent possible.

The selling security holder has advised the Company that it may enter into short sales in the ordinary course of its business of investing and trading securities, but not in connection with the common stock to be received on conversion of the Convertible Notes or exercise of the Warrant. The selling security holder has advised the Company, and represented to the Company in the purchase agreement for the Convertible Notes and Warrant, that no short sales were entered into during the period beginning when the selling security holder obtained knowledge that the Company was contemplating a private placement and ending upon the public announcement of any such private placement. Additionally, the selling security holder has agreed in the Securities Purchase Agreement that, so long as a selling security holder holds any Convertible Note, it will not maintain a “net short position” in the Company’s common stock, which generally means that the selling security holder has agreed not to maintain a short position in the Company’s common stock without maintaining an equivalent offsetting long position.

The Company has not had any material relationships or arrangements with the selling security holder, their affiliates, or any person with whom any selling security holder has a contractual relationship prior to the April 25, 2014 private placement (or any predecessors of those persons).

We believe that the available funds at March 31, 2014, and including the net proceeds from our April 25, 2014 private placement, assuming that the Additional Convertible Note is sold, plus internally generated funds from products sales will provide sufficient financial resources to fund our operations, working capital, and capital expenditures through the end of the 2015 fiscal year.

Subsequent sources of outside funding will be required to fund the Company’s working capital, capital expenditures and rate operations beyond the end of the current fiscal year. No assurances can be given that the Company will be successful in complying with certain of the terms and conditions in the issuance of the Convertible Notes or in arranging further funding, if needed, to continue the execution of its business plan including the development and commercialization of new products, or if successful, on what terms. Failure to obtain such funding will require management to substantially curtail, if not cease operations, which will result in a material adverse effect on the financial position and results of operations of the Company.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Convertible Note and exercise of the Warrant to permit the resale of these shares of common stock by the holder thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holder may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•

on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

privately negotiated transactions;

•

short sales made after the date the registration statement is declared effective by the SEC;

•

broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling security holder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling security holder may transfer the shares of common stock by other means not described in this prospectus. If the selling security holder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holder may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holder under this prospectus. The selling security holder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling security holder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $17,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holder will be entitled to contribution. We may be indemnified by the selling security holder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Description of Common Stock

We are authorized to issue 300,000,000 common shares with a par value of $0.0001. As of April 28, 2014, there were 102,665,126 shares of our common stock issued and outstanding. We are not authorized to issue any preferred stock.

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. There are no cumulative voting rights.

Each shareholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of our directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements, general business conditions and other pertinent factors. It is not anticipated that any dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company. Florida law, however, does provide certain anti-takeover provisions which are discussed below.

Warrants

Crescendo Warrants

On September 25, 2013, we issued warrants to Crescendo Communications, LLC as part of the compensation due under a consulting agreement. The warrants may be exercised for up to 440,000 shares of common stock, at an exercise price of $0.10 per share, for a period of two years from the date of issuance. The warrants have standard anti-dilution provisions and cashless exercise rights. The warrants do not have registration rights.

Assumed Warrants

In connection with the merger transaction between the Company and Hydro Phi, we assumed the outstanding warrants of Hydro Phi representing on an assumed basis the right to purchase an aggregate of 3,573,336 shares of common stock of HPT Group, which are exercisable at $0.60 per share for three years until July

2016. The warrants have standard anti-dilution provisions and cashless exercise rights. The warrants do not have registration rights.

31 Group, LLC Warrant

In connection with the Purchase Agreement, dated April 25, 2014, the Company sold to 31 Group, LLC a warrant to acquire up to 2,647,059 shares of common stock (the “Warrant Shares”) at an initial exercise price of $0.17 per share (“Warrant”). The Warrant has a two-year term and expires on April 28, 2016. The Warrant provides for adjustment of the exercise price and share amount in the event of certain dilutive issuances by the Company.

The Warrant may be exercised by 31 Group, LLC, in whole or in part, on any day after the issuance of the Warrant. 31 Group, LLC may exercise the Warrant by delivering a written notice and payment to the Company. If at the time of exercise of the Warrant, a registration statement for the resale of the Warrant Shares is not effective, then 31 Group, LLC has a cashless exercise right.

31 Group, LLC, will not be entitled, by virtue of being a holder of the Warrant, to any of the rights of a shareholder, including voting or consenting to shareholder actions or voting in the election of our directors, or to exercise any rights whatsoever as our shareholders. If, however, the Company decides to declare a dividend or make distributions of its assets (the “Distribution”), 31 Group, LLC will be entitled to such Distribution to the same extend that 31 Group, LLC would have participated therein if 31 Group, LLC had held the number of share of common stock acquirable upon complete exercise of the Warrant.

If the Company enters into a fundamental transaction, which includes mergers, sales of substantially all of the Company’s assets, or a change-in-control event, then subject to the terms and conditions of the Warrant, the Company may have to pay 31 Group, LLC cash in an amount equal to the value of the warrant, which will be determined jointly by the Company and 31 Group, LLC.

At no time will 31 Group, LLC be entitled to exercise the Warrant to the extent that after such exercise, 31 Group, LLC (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of common stock as of such date, which limit may be increased to 9.99% at the election of 31 Group, LLC, but not in excess of 9.99%.

The issuance of the Warrant was and the Warrant Shares will be exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of 31 Group, LLC in the Purchase Agreement that 31 Group, LLC is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.

Convertible Notes

In connection with the Purchase Agreement, dated April 25, 2014, the Company sold 31 Group, LLC a convertible note with an initial principal amount of $924,000 (the “Initial Convertible Note”), for a purchase price of $600,000 (an approximately 35% original issue discount). Because the Company has satisfied certain registration rights obligations, the principal amount now due is $824,000, representing a reduction in the original issue discount which is now approximately 24%.  Additionally, at the request of the Company made within 160 days of the date of the Purchase Agreement and after the effective date of the registration statement of which this prospectus is a part, 31 Group, LLC is irrevocably bound to purchase, at the Company option, on the tenth trading day after the effective date of a registration statement, an additional convertible note with an initial principal amount of $1,040,000 and a 24-month term (the “Additional Convertible Note” and, together with the Initial Convertible Note, the “Convertible Notes”), for a fixed purchase price of $1,000,000, subject only to conditions outside of 31 Group, LLC’s control or that 31 Group, LLC cannot cause not to be satisfied, none of which are related to the market price of the Common Stock.

With respect to the Initial Convertible Note, $100,000 of the outstanding principal amount of the Initial Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) (the “Reducible Principal Amount”) was automatically extinguished (without any cash payment by the Company) if (i) the Company properly filed a registration statement with the Securities and Exchange Commission (the “SEC”), on or prior to May 14, 2014, covering the resale by 31 Group, LLC of shares of the common stock issued or issuable upon conversion of the Convertible Notes and (2) no event of default, or an event that with the passage of time or giving of notice would constitute an event of default (the “Default Event”), has occurred on or prior to such date. Moreover, $200,000 of Reducible Principal Amount will be automatically extinguished (without any cash payment by the Company) if (i) the resale registration statement is declared effective by the SEC on or prior to July 27, 2014 [the 90th date following the initial issuance date] and the prospectus contained therein is available for use by 31 Group, LLC for its resale of the shares of common stock issued or issuable upon conversion of the Convertible Notes and (ii) no Default Event has occurred on or prior to such date. If the resale registration statement is declared effective by the SEC after July 27, 2014 [the 90th date following the initial issuance date] but on or prior to August 26, 2014 [the 120th date following the initial issuance date], and (2) no Default Event has occurred on or prior to such date, $100,000 of the Reducible Principal Amount will be automatically extinguished (without any cash payment by the Company).

The Initial Convertible Note matures on April 28, 2016 (subject to extension as provided in the Initial Convertible Note) and accrues interest at an annual rate of 8.0% payable on maturity. If issued, the Additional Convertible Note will mature 24 months from the date of issuance and will accrue interest at the same 8% rate. The Convertible Notes are convertible at any time after issuance, in whole or in part, at 31 Group, LLC’s option, into shares of Common Stock, at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three volume weighted average prices of the common stock during the ten consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 65%, and (ii) $0.35 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions).

The Initial Convertible Note includes and, if issued, the Additional Convertible Note will include, customary event of default provisions. The Initial Convertible Note provides and, if issued, the Additional Convertible Note will provide, for a default interest rate of 18%. Upon the occurrence of an event of default, 31 Group, LLC may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the Convertible Notes to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 135% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under this provision.

The Company has the right at any time to redeem all or a portion of the outstanding amount then remaining under the Convertible Notes (the “Remaining Amount”) at a price equal to 135% of the Remaining Amount. Prepayment can only be made once in any six month period. The Company is also required to reserve 150% of the number of shares of Common Stock necessary to convert the Remaining Amount.

At no time will 31 Group, LLC be entitled to convert any portion of the Convertible Notes to the extent that after such conversion, 31 Group, LLC (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of common stock as of such date, which limit may be increased to 9.99% at the election of 31 Group, LLC, but not in excess of 9.99%.

The issuance of the Initial Convertible Note to 31 Group, LLC under the Purchase Agreement was, and, if issued, the Additional Convertible Note will be exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of the selling security holder in the Purchase Agreement that it is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.

Provisions of Florida Law

We may be subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or by-laws. We have not elected to opt out of these provisions, although they may not be applicable to us or to a specific transaction if certain conditions are not met. The Florida Business Corporation Act contains a “control share” provision that, when applicable, generally prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) a majority or more of such voting power.

The Florida Business Corporation Act also contains an “affiliated transaction” provision that, when applicable, generally prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless, among other events, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (ii) the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares.

Transfer Agent

The shares of common stock are registered at the transfer agent, Philadelphia Stock Transfer, located at 2320 Haverford Road, Ardmore, PA 19003, Telephone Number (484) 416-3124, and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed and signature guaranteed. No transfer shall be registered unless the HPT Group is satisfied that such transfer will not result in a violation of any applicable federal or state security laws.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Golenbock Eiseman Assor Bell & Peskoe LLP has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus as of March 31, 2014 and 2013, and the years then ended have been audited by GBH CPAs, PC to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Incorporation and History of HPT Group

HPT Group was incorporated in Florida on June 18, 2010, under the name “Big Clix Corp.” On October 2, 2013, the corporate name was changed to “HydroPhi Technologies Group, Inc.” The initial corporate purpose was to develop software and systems to create, target, deliver and measure the effectiveness of dynamic mobile advertising across an entire campaign lifecycle. There was insufficient funding for the intended business and operated as a non-active, shell company (as the term “shell company” is defined by the SEC) and filed its reports with the SEC as a shell company until the filing of a Current Report on Form 8-K on September 25, 2013. After the date hereof, the annual and quarterly reports will be filed as an operating company.

The common stock of HPT Group trades in the over the counter market, under the symbol “BCLX” until October 2, 2013 and thereafter under the symbol “HPTG,” and its price and volume are reported by the Pink Sheets. Historically, however, the frequency of trades and the volume of trading has been low, and there can be no assurance that an active or sustained public market for our shares will develop.

The business office is located at 3404 Oakcliff Road, Suite C6, Doraville, GA 30340. The current telephone number is (404) 974-9910.

Our website is located at http: //www.HydroPhi.com. Information contained on our official website or any other personal, viral, social network informational websites or software applications, does not constitute part of this report.

Going Concern

HPT Group requires additional financing to be able to continue to operate and pursue its business development, marketing and product manufacturing and distribution.  It has no current agreements for additional financing at this time, and if it is offered financing opportunities, they may be on terms that are not acceptable to management. Without sufficient funding and working capital, the Company may have to severely curtail its operations or cease operations altogether.  The Company is seeking ways to control costs, which may hinder the development and implementation of its business plan.  As a result of recurring losses from operations and a net capital deficit, the independent reviewing auditor of the Company has indicated that its report is issued on a going concern basis.

Hydro Phi Overview

Hydro Phi was founded in 2008, and during its first years of operations, its founding team sought to develop new clean energy technologies. Through Hydro Phi, the Company makes and sells a system using water-based clean energy technologies that is engineered and functionally designed to provide fuel savings and reduced greenhouse gas emissions for the internal combustion engine. The primary market for the Hydro Phi products initially will be the transportation industry, with a primary focus on the trucking/logistics and buses and a secondary focus on heavy equipment, marine and agriculture segments, where rising fuel costs and emission regulations are driving the development of new technologies to control operating expenses. Transportation logistics are those companies providing long and short haul trucking of goods, usually employing diesel engine trucks, and often additional services such as warehousing, freight forwarding, and multimodal transporting. We believe that our proprietary HydroPlantTM technology will have additional applications in the future, such as in off-grid power generation, where there is reliance on diesel and similar types of internal combustion engines for the generation of electricity.

HydroPlantTM is a technology initially developed by the Company to help meet the needs of the aforementioned market segments within the transportation industry. Generally, and in particular in the non-OECD countries, the transportation industry is largely reliant on the diesel engine, many of which are earlier generation designs and long used, and therefore, they tend to be inefficient in their fuel consumption and relatively more polluting than more modern engines. Notwithstanding that, we believe even the modern engine used in the transportation industry could benefit from our technology to achieve better fuel consumption rates and reduction in greenhouse gas emissions.

We believe that Hydro Phi has developed efficient and unique methods to generate hydrogen and oxygen using water as the raw material. The basis of the HydroPlantTM system is a HydrolyzerTM unit that splits water molecules into ionized hydrogen and oxygen gases and their radicals. The hydrogen and oxygen gases, once introduced into the engine’s combustion chambers, acts as a fuel additive to help enhance engine performance because the gases cause the existing fuel source to burn more completely and cleanly. The increased performance use of the primary fuel has the benefit of reducing the operating expense because more energy is derived from the fuel and of reducing carbon emissions thereby helping to reduce greenhouse gases introduced into the atmosphere as well as meeting emission standards where applicable.

The entire HydroPlantTM operation is performed “on-demand” and “on-board” a vehicle or any other application, providing a clean “power-on-demand” alternative. What we mean is that by these terms is that the HydrolyzerTM unit within the HydroPlantTM is attached to the engine and produces the hydrogen and oxygen gases as they are needed by the engine. Our unit eliminates the requirement for the vehicle or unit to carry high pressure hydrogen gas or liquid gas storage cylinders to supply the same gases as alternative might have to do, which in the case of transportation vehicles such storage cylinders can be very dangerous in the event of an accident. Especially beneficial in the transportation market, the need for supporting charging stations and distribution infrastructure also is eliminated because the HydroPlantTM is attached to the engine of the vehicle. We believe that this approach helps make HydroPlantTM a practical, safe and affordable solution. The Company believes that its system, and the related retrofitting and system-engineering, overall improves combustion and engine performance. This has been verified in our internal laboratory testing and in limited on road testing under various operating conditions by the Company. The Company is currently working with a potential customer that is testing the HydroPlantTM in road situations in Mexico, which if successful, we believe, will further determine the efficacy of our system if successful.

The production of hydrogen using the HydroPlantTM is intended to be used as an additive within the combustion process of petroleum-based fuels. We believe that the HydroPlantTM provides an efficient method to produce hydrogen and oxygen and to manage the introduction of these gases into the engine fuel system. We also believe that the HydroPlantTM process does not adversely affect the rated horsepower of the engine with which it is used and, actually, provides a net gain in fuel efficiency resulting in the principal benefits of reduced operating expense and the reduction of carbon emissions.

On a small scale basis, in the past, to verify during the development stage, the efficacy of the HydroPlantTM the Company designed and engineered HydroPlantTM installations in several different areas of use, for specific types of vehicles, including:

•

Class 7 and 8 diesel trucks (heavy duty trucks with a cargo load capacity in excess of 25,000 lbs.),

•

agricultural tractors,

•

D-5 bulldozers (heavy duty, track-type bulldozers, and

•

houseboats.

The initial limited, testing provided internal data that indicated the system improved fuel use. However, since those tests, the Company engineered improvements to the system, which are now incorporated in the current iteration of the system.  Currently, the Company is working with a potential customer in Mexico, which has been conducting  testing of the system in actual use and road conditions, to determine whether or not to proceed with retrofitting a larger portion if its fleet of their class 7 and 8 trucks.

As the Company increases the marketing of its system, which currently is primarily to the  Class 7 and 8 diesel truck users and bus companies, it will seek initially to establish a presence in the logistics and transportation markets, both domestically and in selected foreign markets, such as in South and Central America and Mexico. The Company is also seeking opportunities in Europe, and is pursuing a joint venture arrangement to be based in Poland. Thereafter, it will consider additional vehicle and engine classifications and additional international markets.

The Environmental Benefit Proposition

Our system is based on the deployment of water as a source of energy. We believe that our research into the use of water as a fuel additive for the internal combustion engine has shown it can effectively and economically reduce their use of gasoline and diesel fuels. Water is abundantly available and, significantly, is free of any carbon – it is inorganic. Because it is inorganic, it does not release carbon monoxides or carbon dioxides into the environment when its component element, hydrogen, is burned, unlike carbon-based fossil fuels. And water is plentiful. We believe that we have developed a practical method to economically generate sufficient quantities of hydrogen and oxygen gases from water to enable carbon-free energy creation. We believe that the hydrogen released from the water molecule and then used with fossil fuels could change the energy supply equation.

A blend of inorganic energy unleashed from an abundant resource like water, when used with traditional fossil fuels, could create major consumption shifts in a controlled, practical way without supplanting the existing energy supply infrastructure.

Not everything that is renewable is sustainable. For example, biofuels are renewable, but they cannot meet the planet’s growing demands due to high energy input and lower output.

Not everything that is sustainable is available. For example, solar and wind power, even though sustainable, are heavily subsidized and still require a lot of technology to store during the night or have geographic delivery constraints to the grid.

Not everything that is available is affordable. For example, fuel cells based on silicon (made from sand which is plentiful) are very expensive because of the energy-intensive processes of converting sand into useable silicon wafers. HydroPlantTM is not a silicon-based fuel cell technology.

It is commonly acknowledged that there is a growing global demand for energy as economies flourish and more consumer demand is created for digital devices, appliances, lighting, refrigeration and motorized transportation. We believe that to satisfy the growing demand worldwide for power, it is not feasible or timely to continue to build the centralized power plants and distribution infrastructure. We believe that alternative sources of energy must be developed to meet the continuing demand for energy. We believe that HydroPlantTM will contribute in some way to add a new component to the mix of alternative energy sources and to promote increase efficiency in the use of current petroleum and carbon based energy. We believe that the HydroPlantTM is a sustainable and renewable technology engineered to address certain issues of the internal combustion engine as used in the transportation and portable power.

Hydro Phi Technology

Hydro Phi technology is water-based to provide a clean energy solution as a fuel additive for use in connection with internal combustion engines, whether stationary (such as generators) or in mobile situations (such as in transportation, marine and agricultural trucks and equipment). Our technology was developed using the combined interdisciplinary knowledge of: electrochemistry (a branch of chemistry that studies chemical reactions which take place in a solution at the interface of an electron conductor); electronics; nano thick-material coatings and fuel combustion dynamics, and combustion engine system engineers. Our system uses small amounts of energy to split water molecules into their component elements, which then produces a mixture of hydrogen gas and oxygen gas that are then introduced into an engine to be used as a fuel additive to provide fuel savings and reduced greenhouse gases.

The HydroPlantTM process essentially involves PEM-based (proton membrane exchange) electrolysis, gas vapor management, and system electronics and integration to deliver a reliable supply of fuel additive to the engine regardless of the rigors of the engine location environment – such as in a truck, bus, boat, or movable electricity generator. The value of our intellectual property resides in the management of the gas delivery into the engine; the matching of that gas delivery to the needs of the engine, and the near-real time ability to modify the hydrogen and oxygen gases mix to be delivered based upon real-time and accrued statistical and analytical information about the engine requirements at a point in time. Based on the earlier iterations and the current testing that is being done on the current design, we believe one of the values of the system will be that it can reliably operate in the rugged environment of the on-road and other harsh, unprotected situations, where the vibrations, outside temperature and weather conditions and different engine revolutions per minute cab place tremendous demand on individual components, control electronics and system performance. While the technology during our early development phase relied on older-style chemical electrolysis, we have since moved to a HydroPlantTM design that no longer requires any harsh chemicals; only pure, distilled water. This avoids the handling dangers that accompany older-style chemical electrolysis units as well as the potential in those units for contamination from hexavalent chromium. Our PEM-based approach avoids these hazards altogether. The other advantage of our PEM design is that the hydrogen and oxygen gases are physically separated upon splitting the water molecule, unlike traditional mixed-gas electrolyzes. The gases are separately conveyed to the air intake of the engine, and are only combined at that point, rendering the system safe from explosion hazard. The robust and rugged control system monitors all internal functions and sensors. Should any parameter falls outside the expected pre-defined range, the unit fails-safe, by failing-OFF, so that the vehicle proceeds with simply a ‘normal’ rather than a reduced fuel consumption profile.

Business Development and Marketing

At this stage of the development of the Company, business development is inextricably linked to marketing and customer development and product production. The Company has progressed in its business plan to one that is a more comprehensive growth strategy, which encompasses many facets its business, including customer acquisition and retention, developing selective partnerships, selective licensing, selective geographic hubs, continued research and development and technology enhancement, intellectual property protection and distributor development. Implementation of all of the parts of the plan, however, will be limited by the financial resources of the Company, and the Company will follow this plan, to the extent it has funds, first with a focus on customer acquisition and retention, strategic alliances and necessary research and development on the current unit as well as for following generation products, so as to maximize the resources it has to launch the HydroPlantTM technology into the market place.

We believe that there are many applications for the HydroPlantTM technology to all kinds of internal combustion engines, but at this stage of our business development, we believe that a focus on the logistics and bus segments of the transportation industry will be the most productive in establishing acceptance of our technology and products. Then, if and as we are able to establish our brand and gain acceptance within these markets, and depending on our financial resources, we plan to expand into additional market segments, which most likely will be the, lighter truck classifications, marine and agriculture segments and, in the farther future, the stationary power generation equipment segment.

The principal reason we can consider so many different potential uses is that we believe the HydroPlantTM technology can be modified for the different sizes of engines in different use situations. We believe that because the basic concepts of our technology is within our experience, to address different market segments will primarily require only engineering solutions to scale the system appropriately to the size and type of the engine rather than having to conduct full scale research and development of new technologies. We believe that the fundamental technology of the HydroPlantTM can be readily scaled, because the basic technology and design of internal combustion engines does not differ greatly from size to size or use to use. However, until we attempt to address a particular use and market segment, we will not be able to know for certain that the HydroPlantTM technology can be modified, or if it can be so modified, that we will be able to achieve a properly designed system for a particular purpose without significant commitment of research, development and testing activity and funding.

Of the potential future markets, we believe that the stationary internal combustion engine could ultimately in the future be one of the most important markets for us. By this we mean the market that encompasses the diesel engine electric generator. These engines are widely used around the world in all manner of situations in both advance and developing economies. Although these generators are widespread, generally their fuel consumption is relatively inefficient, in part because the design of the internal combustion engine that they use has not advanced as much as other engine designs for other uses, such as in the automotive context. Therefore, we believe that there is a significant opportunity to promote the HydroPlantTM technology for use in these types of engines. Such promotion would be, not only to the end user, but to the manufacturers of such products. For the latter, we would try to seek OEM (original equipment manufacturer) arrangements. We do not have any current OEM companies with which we have any relations at this time, and there is no assurance that such OEM arrangements will ever be developed in the future.

Recently, the Company entered into an arrangement with  a Mexican customer that is conducting initial road testing of the system in real-traffic, city conditions.  The system has been installed in several Class 6 and 7 vehicles, such as bus and trucks, which are operating in traffic under normal, daily conditions. The customer has also indicted that they would be interested in testing the system on a Class 8 vehicle, such as a heavy duty truck. We anticipate that if the testing is concluded satisfactorily, the system will be shown as effective in fuel use efficiency and reduced polluting, and we will supply additional systems to this user, under terms to be negotiated. With a Mexican transportation logistics company we are pursuing the marketing and distribution of our system for use in Class 7 and 8 trucks under an agreement covering Mexico and potentially other Spanish speaking regions, with certain restrictions on territory and customers.

The Company is also pursuing a potential transaction in Europe to make available the HydrophiPlantTM technology thought a joint venture to the European market, in which the Company will own 25% of the joint venture, will sell its products to the European company, and anticipates being paid additional fees based on sales milestones, license and territory fees and advertising fees.

To date, we have not begun any significant marketing and sales penetration in any of our intended markets. Sales mostly have been limited to testing situations. As we progress in our marketing strategy, the use of distributors and dealers will be an important addition to the overall marketing effort and product penetration. We will try to use distributors and dealers to achieve initial penetration of the Class 7 and 8 logistics vehicles and buses, but also to use them to address the other potential uses for the system, such as in Class 5 and 6 vehicles (medium load trucks and delivery vehicles), marine and agricultural engines and stationary power units. We will attempt to select distributors and dealers with their own or local manufacturing capacities, so as to facilitate delivery of the system to users. We believe that to best approach and sign a distributor or dealer, we will have to be able to demonstrate the system’s efficacy and ability to operate in the particular market segment in which they operate. As we believe the HydroPlantTM technology can be modified and scaled to different internal combustion engines and uses, we believe that preparing a prototype to demonstrate the system will be beneficial. A prototype will also be available to local manufacturers so as to assess whether or not they can produce the system. We believe that making a prototype will not require a substantial amount of time or effort, and would be able to be done by our internal engineering staff. The use of a prototype is a system build on a sample basis to test our concept or process or to act as a thing to be replicated or learned from. Any prototype will be made on a custom basis, for a specific use. The work would include fashioning or obtaining different sized components and adjusting the gas vapor management ratios and system electronics and integration so as to be able to deliver a reliable supply of fuel additive to the specific type of engine.

Our presentation package for distributors and dealers, we believe, generally will include manufacturing projections to indicate our ability to supply systems and a relevant working prototype. If the product is not ready for production based on previous product retrofits, we will include an outline of additional development tasks and expenses, as well as an estimate of the time required until production and delivery may take place. The development and manufacturing projections will include a review of production materials and processes, and an estimation of direct materials, components and labor costs, along with economies of scale. A complete presentation of the working prototype will project Hydro Phi visually into the market place, and reduce uncertainty for the prospective buyers from our distributors.

Customer Concentration

The Company has entered into an arrangement with a Mexican transportation company which is conducting a general test of our system in real-traffic conditions. We only have made limited unit sales of our system that were principally for testing to determine if the customer will introduce our system into their fleet of vehicles. We believe that if the testing is successfully concluded, that the customer will expand the use of the system to the balance of its fleet of vehicles, and the testing will facilitate marketing to other transportation companies in Mexico.  We cannot yet predict when the customer will complete its testing and when, if any, orders for systems will be placed with the Company.

We have entered into a master distribution and marketing agreement with Energia Vehicular Limpia S.A. de C.V, a Mexican transportation logistics company to launch marketing, sales and installation of our system in Class 7 and 8 trucks in the defined territories. The master distribution and marketing agreement, is for three years, and may be extended for two additional years unless previously terminated by its terms or by the parties upon mutual agreement. The agreement provides for an initial territory comprising Mexico, subject to certain excluded classes of customers, and the grant of a right of first refusal until March 2015 to the Spanish speaking regions of Spain, Central America and South America (excluding Brazil). The agreement was amended in January 2014 to grant the distributor exclusive rights to market the Company’s products in Brazil.  In April 2014 the Company and the distributor further amended the agreement to add consulting and advisory services to be provided by the Company to the distributor for an 18-month period beginning April 1, 2014.  The distributor will buy the systems at a wholesale price and will sell the systems at an agreed upon list price, which may be changed by the Company upon 30 days’ notice, but if the change is greater than 10%, then the new pricing must be mutually agreed upon. The distributor has certain minimum purchase requirements of systems in defined periods, running from 150 systems in the first period to 1000 systems in the third period, and the distributor has to provide installation and maintenance support services to their customers. The distributor is solely responsible for its marketing expenses, and will also pay an advertising fee of 2% to the Company.  The distributor is obliged to use its best effort to promote and sell the systems. Actual sales will be by purchase orders, complying with the general terms of the distribution agreement, and only binding on the Company upon their acceptance. Pricing terms are in United States dollars and the contract is made under Delaware law with arbitration in Georgia. The agreement may be terminated for default of a material term, which would include the sales objectives and other performance requirements of the distributor, change in control, bankruptcy and criminal violation of applicable laws of or by the contracting party.  The intellectual property rights of and related to the system will in all instances belong to the Company, and the distributor is restricted from modifying, creating derivative works and copying the system and taking any ownership rights therein.  The Company only gives a standard product warranty to the end user for a one year period, which will include the warranty of the system being free of defects in workmanship and parts.

Although we believe these situations will expand into full scale sales and installations, to date there have been limited sales, of which a large amount were for testing purposes by the potential clients; therefore there is no assurance that the Company will place commercial levels of systems with and generate meaningful sales revenues from any customers or under the distribution agreement.

For the fiscal years ended March 31, 2013 and 2014, one customer accounted for 100% and 97% of our consolidated revenues, respectively. We currently have only a few customers, and they have only purchased systems on a limited basis, largely for testing purposes.

Seasonality

We do not expect to experience any seasonality trends in our operations.

Manufacturing and Supplies

The Company has limited manufacturing capacity in its facilities in Doraville, Georgia. To date, a large part of the systems produced have been manufactured at this facility. The Company also has an outsource relationship with a European based manufacturer which has reviewed the assembly and manufacturing protocols that is CE compliant, ISO certified and trained in the assembly of the HydroPlantTM unit, which we believe could fully assume the manufacturing process of the system with little delay. There is no formal written agreement with this supplier, as our needs to date from this supplier have been fulfilled on a purchase order basis. As sales increase, we anticipate that we will outsource more of our product manufacturing requirements, either on a contract basis or through joint venture partners and licensees that have manufacturing capacity themselves. Generally, it is intended that manufacturing will be located in those regions where there is logistical practicality or need to meet the demands of a particular distributor or group of distributors, timeliness, shipping economies, and manufacturing costs.

As the Company expands its marketing efforts, it will have a preference for partnering with distributors with local manufacturing ability or connections. This will help minimize intellectual property erosion in the global markets and will foster better management of the supply chain and associated costs where there is shared ownership and an alignment of interest. The Company also expects to patent its technology and know-how on a global basis so as to protect and reduce erosion of its intellectual property and technical leadership.

We believe that there are a number of manufacturers globally that are capable of providing and assembling the parts for the Hydro Phi products, at a high quality level and efficient rate of production for prices that will work within the projected pricing of our systems. While we believe there are many manufactures that can meet our requirements, our plan is to only work with only one or two at a time in a particular region.

Certain of the components in the HydroPlantTM unit are generally available stock items, which will be supplied by contract suppliers to our specifications while other components will be provided by generic manufacturers. We believe there are adequate providers in both categories of suppliers.

Competition

Our market and technical research shows that currently we believe there is no directly competing company that offers integrated water-based clean energy products and retrofitting for use with the internal combustion engine. However, there are some companies that have or may be broadly working in this area of hydrogen based technologies. Some of these companies, and others yet to be identified, may be able to develop alternate technologies that will compete with or supplant our HydroPlantTM product, which may be at a more effective cost to the end user. The general business of energy use improvement attracts many potential entrants, and in the future there may be strong competitors or competitors that will compete with us in the future, in general or in selected markets. These and other companies may be better financed and be able to develop their markets more quickly and penetrate those market more effectively.

The list of our possible competitors includes:

NRG-Logistics

Eco-Tech

Hy-Drive

Advanced Hydrogen Systems

Advanced Combustion Technologies

Hydrogen Pro

HyPower Fuel

Hybrid Tech Energy

Energy Technologies CZ

Dynamic Fuel Systems

HHO Kits Direct

Hydrogen Garage

ITM (U.K.)

Acta S.p.A.

As discussed above, we anticipate that we will compete on the basis of our technology, product evolution through a continuing research and development program, and the benefits that our products will bring to our customers in controlling their energy expenses and meeting environmental emission standards. We believe that, if properly funded, we have an advance position on many of our potential competitors. We also believe that we have begun to establish a reputation for our technology within our selected initial markets, which can be enhanced over time as we gain customer acceptance. As we improve our customer base, we believe we will develop brand awareness and obtain data from our product users that will provide validation for the use of our products.

Our competitive position may be seriously damaged if we cannot maintain and obtain patent protection for important differentiating aspects of our products or otherwise protect our intellectual property rights in our technology. We rely on a combination of contracts, patent and trade secret laws to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, our competitors may be able to independently develop similar technology and the agreements we enter into to protect our proprietary rights may not be enforceable.

Intellectual Property

We have filed a provisional application with the United States Patent and Trademark Office for an apparatus and control unit for the regulation and method of disbursing hydrogen and oxygen, which has been assigned an application number #61659606. We believe that this patent will be fully prosecuted during 2014, but no assurance can be given that we will be awarded the patent either in this time frame or at all. In the future, we plan on filing additional applications for other aspects of our technology.

In addition to the patent protection that we seek, we also rely on the confidentiality of our operations, proprietary know-how and business secrets. Although we do not have formal agreements with our employees at this time, we plan on implementing a program whereby employees will enter into formal agreements with respect to our intellectual property, we do consider our employees’ work to be proprietary and owned by the Company. Where necessary, we will take steps to protect our intellectual property interests under the laws of the United States and the jurisdictions in which we intend to operate. There can be no assurance that we will be able to enforce our rights if they are improperly taken by our employees or adopted by our competitors outside of sanctioned use and royalty agreements with the Company.

The Company has several trademarks in use at this time. However, as the business develops, we plan to develop more specific trademarks for our products and seek registration of those marks with government authorities for their protection. The current company trademarks include “HydroPlant” and “The New H in Hybrid.”

Our success and competitive position, in part, will depend on our ability to obtain and enforce intellectual property protection of our technology our patents. There is no guarantee any patent will issue on any patent application that we have filed or may file. Claims allowed from existing or pending patents may not be of sufficient scope or strength to protect the economic value of our technologies. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented. If we do not secure and maintain patent protection for our technology and products, our competitive position could be significantly harmed. A competitor may independently develop or patent technologies that are substantially equivalent or superior to our technology.

As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patent applications and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection, or may be too costly to enforce protection. In some countries outside of the United States where our products may be sold or licensed, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in these countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Other companies and our competitors may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe the intellectual property rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. An adverse result from intellectual property litigation could force us to do one or more of the following:

•

cease selling, incorporating or using products that incorporate the challenged intellectual property;

•

obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

•

redesign products that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Research and Development

We believe that innovation is one of the keys to our competitiveness and will be necessary for future sustained growth. To the extent it is able, given the limited financial resources at our disposal, the Company is investing in core technical competencies and equipment to be able to do more product development. Furthermore, we will file to protect our intellectual property globally in relevant countries and appropriate market segments. We augment our internal research and development through development conducted by businesses that are owned by our founders or some of our investors and collaborative efforts involving both local and distant world-class research institutions. Hydro Phi submitted a joint proposal to the U.S. Department of Energy (DOE) with Clemson University’s iCAR, a leading automotive research and development center in next generation auto technologies, especially for vehicle testing and development. Hydro Phi was selected by Georgia Tech to participate in a program to demonstrate energy-saving concepts in forward-operating bases for the Department of Defense. An additional Hydro Phi proposal with the objective of collaborating with Nanyang Technological University, Singapore, is under consideration, which will be in conjunction with the Economic Development Board, Singapore. There is no assurance that these proposals will be accepted by the entities or that even if accepted that any unique results or funding will be forthcoming.

The Company historically has invested in engineering, research and development, plant and equipment, global intellectual property protection and building the developmental team in various core competencies. The Company has used considerable financial resources for research, technology development and patent protection and expects to continue to spend substantial financial and other resources to develop product enhancements, to strengthen in-house research and development, to enrich current and develop new intellectual property, and to introduce new versions of current products and new products.  In the fiscal years ending March 31, 2014 and 2013, the Company spent approximately $200,000 and $470,000, respectively on research and development.

Employees

The Company has a total of nine full-time employees, of which three are in senior executive positions, four are in engineering, research and development, and two are in administration and finance.  None of the employees are covered by any collective bargaining agreement, and we believe it has good employee relations. In the future, the Company expects to expand its management employees for financial compliance, and marketing.  Our future success will depend in part on our ability to continue to attract, retain and motivate highly qualified technical and management personnel.

Property

The Company leases approximately 8,500 square feet for its executive offices and operational facilities on a commercial lease in Doraville, Georgia, which expired on December 31, 2013. The Company currently leases the offices on a month to month basis at a monthly rental of $6,675. The Company believes that the rates it is paying under its property lease are competitive in the Atlanta real estate market, and it would be able to find comparable lease properties in the event it changed locations.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of the filing date of this Form 10-K, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.  There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

In June 2014, the Company reached a tentative agreement to settle a lawsuit filed by Cardinal Logistics Management Corporation (“Cardinal”) against the Company for $25,000. Cardinal alleged that the Company did not make payment for certain installation and delivery services involving Cardinal’s vehicles. The Company disputed the allegation in full and filed an answer with affirmative defenses.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is reported through the Pink Sheets.  Our trading symbol was “BCLX” until October 2, 2013, and currently it is trading under the symbol “HPTG,” Quotations for our common stock commenced on March 22, 2013. Trading in our common stock has been sporadic and volatile. The following table sets forth, for the periods indicated, the reported high and low closing bid prices for our common stock as reported through the Pink Sheets. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns and commissions. The recorded trading in our common stock should not be deemed to constitute an “established trading market.”

Fiscal year ended March 31, 2014	High	Low

Quarter ended June 30, 2014	$0.59	$0.17

Fiscal year ended March 31, 2014	High	Low

Quarter ended June 30, 2013	$0.52	$0.03
Quarter ended September 30, 2013	$2.00	$0.39
Quarter ended December 31, 2013	--	--
Quarter ended March 31, 2014	$0.85	$0.42

Fiscal year ending March 31, 2013	High	Low

Quarter ended March 31, 2013	$0.03	$0.03
(commencing March 22, 2013)

The closing purchase price of a share of common stock on July 21, 2014, was $.10, and during the day the high was $0.14 and a low was $0.9.

The price of a share of common stock on April 28, 2014, the date the Notes were issued or committed for, was a high of $0.18 and a low of $0.16, and a close at $0.17.

Penny Stock Regulation

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of the date of the Prospectus, we had approximately 70 registered shareholders. Additionally, we believe there are a number of shareholders that hold their shares in “street name.”

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the expansion and growth of our business, our board of directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors that our board of directors may deem relevant.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. Florida law, however, prohibits us from declaring dividends where after giving effect to the distribution of the dividend:

1.

We would not be able to pay our debts as they become due in the usual course of business, or;

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities Authorized for Issuance under Equity Compensation Plans

On April 29, 2014, the Board of Directors adopted the 2014 Non-Qualified Performance Equity Award Plan (“Plan”). The Plan provides for awards of non-qualified stock options, restricted stock and other equity based awards, with a maximum limit of 5,000,000 shares of common stock allocated to the Plan. Award shares that are not used will be available for re-grant. The maximum award is limited to 1,250,000 shares.  The Plan provides for a term of 20 years, but awards may not be granted after the 10th anniversary of the effective date of the Plan.  The Plan does not require and the Company will not obtain shareholder approval of the Plan.  To the extent required, for example for stock options, the exercise price or other award price will be the fair market value of a share of stock on the date of grant.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company.  An award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its subsidiaries.

The Plan will be administered by the board or a committee, and the board or committee has the power to set the terms of individual awards, subject to the Plan limitations and purposes. The Plan has provision for early termination of an award, such as in the case of a termination of employment or disability, and events such as a change of control. The Plan is an unfunded plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended March 31, 2014 and 2013, should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement on Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Registration Statement on Form S-1. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

Hydro Phi developed a number of iterations of is system, direction and technologies since its inception. Through this, however, there has been a clear belief that there exists a need for a way to improve the use of fuel in the internal combustion engine, with a resulting reduction in costs of operations and discharge of carbon greenhouse gases, used by logistic vehicles (all classes of heavy load trucks), marine, heavy equipment, agriculture and fixed based operating units such as electric generators and pumps. In the “history” of hydrogen based technologies to achieve improvements in fuel efficiency we believe there has also been an evolutionary move away from “chemical” based systems to those that operate solely on water and electricity eliminating any of the hazardous components and by-products that were the residual effects of said systems. The development of our own product has followed this course, where initially chemical electrolyzers were used to break water into its component elements, but now we are using proton exchange membranes, just eliminating aqueous based electrolytes. We believe that systems based on proton exchange membranes are easier to design and maintain. Based on its current technology, we believe that Hydro Phi has been successful in developing a working system and has begun to market and gain marketing traction in the logistic vehicle marketplace.

Throughout the history of the Company, the financial condition was predicated upon capital raises to support the changes in direction, technology and potential marketplace. Revenues occurred from time to time but were not sustainable because of technical deployment, manufacturing or design issues and the changes they required to reach a working technology and viable product. Under the new initiatives commenced in 2012, all formalized selling and marketing efforts at that time were ceased, a thorough failure analysis of the preceding technologies along with failures throughout the industry became the baseline of what was needed to accomplish the Company goal to design, manufacture and deploy a hydrogen gas on demand as a fuel catalyst device in the industry, that would withstand the rigorous working environment of the heavy truck and bus in regular traffic conditions. Commencing in June 2013, Hydro Phi re-entered the marketing and sales aspects of its business.

The Hydro Phi sales and marketing executives are in the process of addressing the identified market place for our system and approaching new prospective clients to introduce the newly design HydroPlant™ to fleet managers and owners and users of various diesel and other internal combustion engine applications, including in those territories encompassing the United States, South and Central America and Mexico.  The Company is also pursuing a joint venture arrangement in Europe to be based in Poland.

Results of Operations for the Fiscal Year Ended March 31, 2014, Compared to the Fiscal Year Ended March 31, 2013

The following table sets forth, for the periods indicated, data derived from our statements of operations:

	For the year ended March 31,
	2014	2013	Change

Revenues	$142,050	$53,700	$88,350

Operating expenses:
General and administrative	5,971,173	1,759,009	4,212,164
Research and development	198,649	468,042	(269,393)
Depreciation and amortization	69,224	73,913	(4,689)
Impairment of intangible assets	350,000	-	350,000
Loss on disposal of property and equipment	-	17,875	(17,875)
Total operating expense	6,589,046	2,318,839	4,270,207

Operating loss	(6,446,996)	(2,265,139)	(4,181,857)

Other expense:
Interest expense	377,366	718,819	(341,453)
Loss on settlement of litigation	25,000	-	25,000
Loss on settlement of debt and accrued compensation	7,662,388	-	7,662,388

Total other expense	8,064,754	718,819	7,345,935

Net loss	$(14,511,750)	$(2,983,958)	$(11,527,792)

Revenues

Revenues increased by $88,350 to $142,050 for the year ended March 31, 2014 compared to $53,700 for the year ended March 31, 2013.  The increase was primary due to the license revenue recognized during the last half of the fiscal year related to the exclusive right to sell the Company’s products in Mexico and Brazil granted to Energia Vehicular Limpia S.A de C.V.  The increase in revenue from license fee was partially offset by the decrease of product sale as a result of our inability to continue the manufacturing process and retain the services of outside testing facilities during fiscal year 2014 due to the severe limitations on our finances.

General and Administrative Expenses

General and administrative expenses increased by $4,212,164 to $5,971,173 for the year ended March 31, 2014 compared to $1,759,009 for the year ended March 31, 2013.  The increase was primarily due to the stock-based compensation of $5,012,917 recorded for the issuance of shares to employees and the issuance of warrants to a consultant during fiscal year 2014.

Research and Development Expense

Research and development expense decreased by $269,393 to $198,649 for the year ended March 31, 2014 compared to $468,042 for the year ended March 31, 2013. The decrease was mainly due to the completion and finalization of initiatives underway during fiscal year 2014.

Impairment of intangible assets

On July 5, 2011, the Company entered into a memorandum of understanding (“MOU”) with Advanced Combustion Technology, Inc. (“ACT”) where the Company paid $350,000 in exchanged for a license agreement related to certain proprietary technology and services.  The Company believes ACT did not deliver the units or equipment to the Company or perform the services as set forth in the MOU. The Company is presently evaluating with its counsel whether to file a claim for breach of contract and seek recovery of the payment in Federal District Court, to pursue collection remedies in the California District Court, or to seek a commercial resolution. Due to the uncertainty of the recoverability of the payment, the Company impaired $350,000 of its intangible previously recorded.

Other expense

Other expense was $8,064,754 for the year ended March 31, 2014 compared to $718,819 for the year ended March 31, 2013.  The $7,345,935 increase was primarily due to the loss resulting from the settlement of accrued liabilities and notes payables by issuing shares which was partially offset by the decrease of interest expense. The decrease of interest expense was mainly due to the conversion of notes upon the reverse merger.

Net Loss

Net loss increased by $11,527,792 to $14,511,750 for the year ended March 31, 2014 compared to $2,983,958 for the year ended March 31, 2013.  The increase was mainly due to the stock-based compensation recorded for the issuance of shares to employees and the loss on settlement of debt during the fiscal year ended March 31, 2014 as discussed above.

Liquidity and Capital Resources

Working Capital

We had a working capital deficit of $4,287,992 and an accumulated deficit of $30,696,868, as of March 31, 2014.

The following table sets forth selected cash flow information for the years ended March 31, 2014 and 2013:

	2014	2013

Net Cash Used in Operating Activities	$(663,246)	$(1,673,572)
Net Cash Provided by Investing Activities	-	1,990
Net Cash Provided by Financing Activities	759,575	1,640,532

Net Increase (Decrease) in Cash and Cash Equivalents	96,329	(31,050)
Cash and Cash Equivalents – Beginning of Year	117	31,167

Cash and Cash Equivalents – End of Year	$96,446	$117

Cash Flows from Operating Activities

Cash flows used in operating activities decreased to $663,246 for the year ended March 31, 2014 compared to $1,673,572 for the year ended March 31, 2013. The change was primarily due to the decrease of payroll expense as a result of lower average salary, the decrease of payments made for consulting expenses, and reduced spending on research and development activities.

Cash Flows from Investing Activities

We had net cash inflows from investing activities of $0 for the year ended March 31, 2014 compared to net cash outflows of $1,990 for the year ended March 31, 2013.

Cash Flows from Financing Activities

Cash flows from financing activities decreased to $759,575 for the year ended March 31, 2014 compared to $1,640,532 for the year ended March 31, 2013. Cash received from the issuance of notes and convertible notes to related parties decreased from $1,640,532 for the year ended March 31, 2013 compared to $694,575 for the year ended March 31, 2014.

Capital Resources

Prior to the merger transaction, Hydro Phi, the current operating subsidiary of HPT Group, financed itself primarily from the sale of equity securities and loans from shareholders and related parties. All of the preferred stock and common stock of Hydro Phi that was issued in financing and other circumstances, including the conversion of certain debt and payment obligations into Hydro Phi equity or equity based warrants, were converted or assumed in the merger transaction into shares of HPT Group.   In fiscal year ended March 31, 2013, Hydro Phi issued a total of 637,734 shares of common stock for services and equipment, for an aggregate value of $2,439.  During fiscal year ended March 31, 2014, Hydro Phi raised an aggregate of $759,575 in capital through notes.  At March 31, 2014, Hydro Phi had notes payable of $46,603 to unrelated parties, and notes payable to related parties of $515,251. Of its total liabilities at March 31, 2014, Hydro Phi had accounts payable and accrued liabilities to related parties of $942,847 and accrued compensation of 281,752.

We had at March 31, 2014, $4,392,543 in total current liabilities.  These obligations will impact our available working capital for our operations, and will adversely impact our liquidity. Therefore, we will have to continue to negotiate with our creditors to balance our ability to pay our outstanding obligations and to fund our business.  We anticipate, but can give no assurance that we will be able to negotiate extending due dates on outstanding payables and other obligations, and if we are able to negotiate extensions whether or not this will raise the cost of our obligations for such things as the payment of interest or interest at higher rates.  Additionally, the outstanding obligations may have to be secured, which will act as a priority that would prevent us from getting other forms of financing, unless those with a priority are willing to subordinate their security interest. Such obligations may also impact our general ability to raise additional equity as well as debt funds, as investors and lenders may find our debt obligations to be limitation on our ability to operate and meet our obligations when they come due.  As mentioned elsewhere, our limited revenues are not currently sufficient to pay our obligations.  As such we also risk the fact that our creditors may seek action for repayment with the result that we may have to seek bankruptcy protection.

Pursuant to a Securities Purchase Agreement, dated April 25, 2014 by and between the Company and 31 Group, LLC (the “Purchase Agreement”), the Company sold 31 Group, LLC a convertible note with an initial principal amount of $924,000 (the “Initial Convertible Note”), for a purchase price of $600,000 (an approximately 35% original issue discount). Because the Company has met one of its obligations under the registration rights agreement associated with this financing, the principal amount of the Initial Convertible Note has been reduced to $824,000, and if the Company meets further of its obligation under the registration rights agreement, then the principal will be further reduced by as much as $200,000. Additionally, at the request of the Company made within 160 days of the date of the Purchase Agreement, 31 Group, LLC is irrevocably bound to purchase, on the tenth trading day after the effective date of a registration statement, an additional convertible note with an initial principal amount of $1,040,000 and a 24-month term (the “Additional Convertible Note” and, together with the Initial Convertible Note, the “Convertible Notes”), for a fixed purchase price of $1,000,000.  The Initial Convertible Note matures on April 28, 2016 (subject to extension as provided in the Initial Convertible Note) and, in addition to the approximately 35% original issue discount, accrues interest at an annual rate of 8.0%.  If issued, the Additional Convertible Note will mature 24 months from the date of issuance and will accrue interest at the same rate. The Convertible Notes are convertible at any time after issuance, in whole or in part, at the Investor’s option, into shares of Common Stock, at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three volume weighted average prices of the Common Stock during the ten consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 35%, and (ii) $0.35 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Notes (the “Remaining Amount”) at a price equal to 135% of the Remaining Amount.  The Company is also required to reserve 150% of the number of shares of Common Stock of the Remaining Amount.

As explained above, we have experienced negative cash flows in our business and expect this to continue into the future.  This will hinder our operations as we will experience constraints on our funds to hire additional persons to engage in marketing, manufacturing and distribution of our products. To cover the costs of our operations, we will need external financing.

We will require additional funds to implement our full business plan, continue our operations and pay expenses associated with us being a public reporting company. Our future is dependent upon our ability to obtain financing. We currently do not have any arrangements for additional capital.  Our operating history and our limited revenues are likely to restrict our ability to find adequate funding. To the extent that we may be able to raise new capital, we believe that the funding will be either from the sale of additional equity or debt instruments that include a substantial equity component. If we are able to reach regular production of our system, we may be able to factor our accounts receivable, but such funding will be dependent on a steady sales record and flow of accounts that may be pledged and or sold, for which we can give no assurance of occurring.  To the extent that we raise funds based in whole or in part on equity, it is likely that there will be substantial dilution in the current equity ownership of our shares. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We will pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Going Concern

In the opinion of our management, funds currently available will not satisfy our working capital requirements for the next twelve months. The Company, on a consolidated basis, will need a substantial amount of capital to fund its operations and SEC reporting obligations. During the next twelve months, we expect that to be able to sustain our current operations, with no significant increase in operations, we will need approximately $1,800,000 to meet our expenses and to repay our outstanding obligations due during that period. We have no contracts or arrangements for any funding at this time. There can be no assurance that we will be able to raise any funding or will be able to meet its accrued obligations.  If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.   As a result of the fact that the financial resources are inadequate for our business operations and current obligations at this time and the Company has continuing losses and a capital deficit, there is a substantial doubt as to its ability to continue as a going concern, and potentially to meet our obligations as they become due from time to time.

Off-Balance Sheet Arrangements

The Company, on a consolidated basis, does not have any off-balance sheet arrangements, including any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts.  We do not engage in trading activities involving non-exchange traded contracts.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On November 1, 2013, we notified ZBS Group LLP, formerly ZS Consulting Group LLP, (“ZBS”), the independent registered public accounting firm to the Company, that the Company had dismissed the firm because the Company desired to continue to use the services of the accounting firm that had worked previously with Hydro Phi, our wholly owned subsidiary as a result of the reverse merger then completed.  The decision to dismiss ZBS was approved by the board of directors of the Company.

During the Company’s period of engagement of ZBS from February 5, 2011, through November 1, 2013, there were no disagreements between the Company and ZBS on any matter of accounting principles or practices, financial statement disclosure, or procedure, which disagreements, if not resolved to the satisfaction of ZBS would have caused it to make a reference to the subject matter of the disagreements in connection with their review on our financial statements for such periods.  There were no reportable events (as described under Item 304(a)(1)(v) of Regulation S-K) during the Company’s engagement of ZBS from February 5, 2011 through November 1, 2013.

The Company provided ZBS with a copy of the disclosure in its Current Report on Form 8-K, filed on November 4, 2013, and requested that ZBS furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees or disagrees with the statements by the Company in the Current Report on Form 8-K. A copy of that letter was attached as Exhibit 16.1 thereto.

On November 1, 2013, we engaged GBH CPAs, PC (“GBH”), 6002 Rogerdale Road, Houston, TX 77072, as its new independent registered public accounting firm. The engagement of GBH was approved by our board of directors on November 1, 2013.  GBH was engaged as the independent registered public accounting firm of Hydro Phi before the merger, while Hydro Phi was a private company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is information regarding the current directors and executive officers of HPT Group and its operating subsidiary, Hydro Phi. Directors are elected each year by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal. Executive officers are appointed by our board of directors. Each executive officer holds his office until he resigns or is removed by the board of directors or his successor is appointed and qualified.

Name	Age	Title

HPT Group
Roger M. Slotkin	62	Director (Chairman of the Board) and Chief Executive Officer of HPT Group
Reid Meyer	52	Director
Mark Robinson	58	Director

Hydro Phi
Reid Meyer	52	Chief Operating Officer of Hydro Phi
Jonathan Goldman	54	Chief Technology Officer of Hydro Phi

Directors and Officers of HPT Group

Roger M .Slotkin

Mr. Roger M. Slotkin has been a director and acts as the Chairman of the Board of Directors and has been the Chief Executive Officer of HPT Group since consummation of the merger with Hydro Phi. He will continue as a director and the Chief Executive Officer of Hydro Phi, a position he has held through his consulting firm RS Management, Ltd, since June 2012. In 1983, Mr. Slotkin founded and serves as the Chief Executive Officer of RS Management, Ltd., a company that provides senior executive management services to companies operating in a wide variety of industries. RS Management, Ltd. specializes in corporate restructuring, turn-around and bankruptcy avoidance. Mr. Slotkin was also the Chief Executive Officer of OneWorld Energy, Inc., a privately owned, diversified energy developer specializing in wind, solar and wind services, from May 2009 to December 2011, and the Chairman and Chief Executive Officer of Odyne Corporation, a developer and manufacturer of advanced plug-in hybrid powertrains, from July 2003 to September 2007.

Mr. Slotkin was selected as the director of HPT Group because of his extensive experience in managing companies through significant business transitional phases, his past experience with the Company since June 2012, his many years of experience within the alternative energy space, and his general executive skills. Additionally, because he is a significant shareholder of the Company, his interests in the success of the Company are allied with his personal interests.

Reid Meyer

Mr. Reid Meyer was appointed a director of HPT Group on April 29, 2014.  Mr. Meyer has been the Chief Operating Officer of our subsidiary, Hydro Phi since July 2012, and before that he was the Vice President of Global Services and Supply Chain of Hydro Phi from January 2011 to July 2012.  Mr. Meyer has extensive experience in international operations, global manufacturing and supply-chain management experience. Mr. Meyer sold a portfolio of patents and processes to JM Clipper (formerly Johns Manville) in 1996, where Mr. Meyer later served as a member of the senior management team. In 2005, he went to work with Graftech International, Inc. where he worked in Business Development for the fuel cell technology company until 2006. In November 2006 he became Vice President of Leader Global Technologies, Inc, a manufacturer for chemical, power generation, and automotive markets globally, until January 2011.  Mr. Meyer was appointed a director because of his prior operational experience with the Company and his expertise in manufacturing and management, and technological background.

Mark Robinson

Mr. Mark Robinson was appointed as a director of HPT Group on April 29, 2014. He founded The Energy Grid (Mark Robinson d/b/a The Energy Grid) on February 6, 2002 in New Hampshire, which provides strategic marketing consulting in areas such as market development, web development, and search engine optimization. He also founded in 2001 HandicappedPets, Inc, which manufactures, markets, and distributes products for disabled animals and has been its president to date. From May 1, 2003 to Dec 1, 2007, he served as Vice President of Sales and Marketing of Nextek Power Systems, Inc. of Hauppauge, NY, a renewable energy technology company. Prior to that, he consulted at Beacon Power, LLC, a manufacturer of flywheels, a battery alternative. From May 1, 2000 to Oct 1, 2002, he served as Director of Customer Service and Information Systems at Advanced Energy Industries, Inc. He founded and was president of both Computer Empowerment Seminars and Computer and Network Services, Inc., in Peterborough, NH. Mr. Robinson was appointed a director because of his extensive background in renewable energy companies and marketing expertise.

Executive Officers of Subsidiary

Reid Meyer

Mr. Meyer is now also a director of HPT Group. See above biographical information.

Jonathan Goldman

Mr. Jonathan Goldman has been the Chief Technology Officer of Hydro Phi since April 2012, and before that was the Vice President of Engineering & Research Grants of Hydro Phi from January 2010 to April 2012. From October 2008 to January 2010, Mr. Goldman was a consultant to the Georgia research Alliance and its venture fund. From October 2007 to October 2008 Mr. Goldman worked with Suniva, Inc. of Norcross, Georgia where he was the Director of Business Development, and from April 2002 to October 2007 he served as Associate Director of Venture Lab at the Georgia Institute of Technology in Atlanta, Georgia.

Family Relationships

There are no family relationships among our current officers and directors.

Board Composition and Committees

The board of directors is currently composed of three members. HPT Group anticipates expanding the board of directors in the near future.

We do not have a member of the board of directors that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.  We are not required to have any independent directors at this time.

We are not required to have and we do not have an Audit Committee. The board of directors of HPT Group performs some of the same functions of an Audit Committee, such as recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors' independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The board of directors of HPT Group does not currently have a written audit committee charter or similar document.

We have no audit committee financial expert. Mr. Slotkin has financial statement preparation and interpretation ability obtained over the years from past business experience and education. We believe the cost related to retaining a financial expert at this time is not justified. Further, because of the nature of our current limited operations, we believe the services of a financial expert are not warranted, given the background of Mr. Slotkin.

HPT Group currently does not have nominating or compensation committees and does not have written nominating or compensation committee charters. Our board of directors believes that it is not necessary to have such committees at this time because the functions of such committees can be adequately performed by the board of directors. Our Chief Executive Officer who is also a director participated in employment compensation decisions.

Code of Ethics

HPT Group formally adopted a written code of business conduct that governs its employees, officers and directors on June 21, 2010, which was filed with the SEC on July 29, 2010, as an exhibit to a registration statement on Form S-1 of the Company.

Conflict of Interest

We have not adopted any policies or procedures for the review, approval, or ratification of any transaction between the Company and any executive officer, director, nominee to become a director, 10% shareholder, or family member of such persons, required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC.

COMPENSATION

Compensation of our Named Executive Officers

We have identified Messrs. Roger M. Slotkin, Reid Meyer, and Jonathan Goldman named executive officers for the fiscal years ending March 31, 2013 and 2014, as indicated below.

Summary Compensation Table

The following table sets forth certain summary information with respect to the total compensation paid to the named executive officers during our fiscal years ended March 31, 2013 and 2014:

Name and Principal Position	Fiscal Year	Salary	Total Compensation

Roger M. Slotkin, CEO and Director ( HPT Group and Hydro Phi)(1)	2014	$246,712	$246,712
	2013	$215,000	$215,000

Reid Meyer COO (Hydro Phi)	2014	$56,250	$56,250
	2013	$60,000	$60,000

Jonathan Goldman, CTO (Hydro Phi)	2014	$123,300	$123,300
	2013	$84,589	$84,589

_____________

(1)

Mr. Slotkin was engaged as the Chief Executive Officer of Hydro Phi through his consulting firm (RS Management Ltd.) under an executive management contract for the period June 2012 to July 2013.  Commencing with the consummation of the merger transaction he will be employed directly by HPT Group, and will serve as the Chief Executive Officer and a director of both HPT Group and Hydro Phi, under an employment agreement with the Hydro Phi.

Employment Agreements

Hydro Phi, entered into a two year employment agreement with Mr. Slotkin on July 13, 2013. The agreement provides that he will act as the Chief Executive Officer of HPT Group and Hydro Phi. Mr. Slotkin will be paid a salary of $250,000 per annum and regular benefits, and is entitled to a car allowance which is currently not being taken by Mr. Slotkin and reimbursement of business expenses. He also may be awarded merit based performance increases. Mr. Slotkin is eligible additional bonus compensation and for stock options to be determined and awarded in the discretion of the board of directors. The agreement provides for various termination events and restrictive covenants on competitive employment and for non-solicitation of employees, customers and vendors.

We intend to enter into employment agreements with the other senior executives of both the HPT Group and Hydro Phi. These agreements likely will provide employment at will with various severance, non-competition and confidentiality provisions and other rights typically associated with written employment agreements.

2014 Non-Qualified Equity Award Plan

On April 29, 2014, the Board of Directors adopted the 2014 Non-Qualified Performance Equity Award Plan (“Plan”). The Plan provides for awards of non-qualified stock options, restricted stock and other equity based awards, with a maximum limit of 5,000,000 shares of common stock allocated to the Plan. Award shares that are not used will be available for re-grant. The maximum award is limited to 1,250,000 shares. The Plan provides for a term of 20 years, but awards may not be granted after the 10th anniversary of the effective date of the Plan. The plan does not require and the Company will not obtain shareholder approval of the plan. To the extent required, for example for stock options, the exercise price or other award price will be the fair market value of a share of stock on the date of grant.

Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. An award may be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its subsidiaries.

The Plan will be administered by the board or a committee, and the board or committee has the power to set the terms of individual awards, subject to the Plan limitations and purposes. The Plan has provision for early termination of an award, such as in the case of a termination of employment or disability, and events such as a change of control. The Plan is an unfunded plan.

On April 29, 2014, we granted options to our directors pursuant to the Plan. Messrs. Meyer and Robinson were each awarded options to purchase up to 1,000,000 shares of the Company’s common stock at exercise price of $0.12. The options will vest on each of the first and second anniversaries of his appointment as a director, so long as he is in service to the board, and the option expires on the fifth anniversary of his appointment and may be exercised only when he is serving as a director or an employee of the Company or subsidiary.

Employee Benefit Plans

We do not have any annuity, retirement, pension or deferred compensation plans or other arrangements for our executive officers or any employees. No named executive officer received a restricted stock award, a stock appreciation right or a long-term incentive plan award or payout in the fiscal years ended March 31, 2013 or 2014, other than Mr. Slotkin, who was awarded shares of Hydro Phi, which were converted into 11,063,674 shares of HPT Group, in connection with his consulting agreement and employment arrangement and for bonus compensation, which was awarded in the fiscal year ended March 31, 2014. We anticipate that in the future we will adopt such plans, but there are no current plans or arrangements for the adoption of any such plans.

Director Compensation

We plan to compensate our directors with cash fees and equity awards. We do not plan at this time to provide additional compensation for committee participation. On April 29, 2014, we adopted our 2014 Non-Qualified Performance Equity Award Plan (“Plan”). The Plan provides for awards of non-qualified stock options, restricted stock and other equity based awards. On April 29, 2014, we granted options to our directors pursuant to the Plan. Messrs. Meyer and Robinson were each awarded options to purchase up to 1,000,000 shares of the Company’s common stock at exercise price of $0.12. The options will vest on each of the first and second anniversaries of his appointment as a director, so long as he is in service to the board, and the option expires on the fifth anniversary of his appointment and may be exercised only when he is serving as a director or an employee of the Company or subsidiary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information regarding beneficial ownership of our common stock as of the date of this amended Current Report (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by our current officer and director, and certain officers of Hydro Phi; and (iii) by all of our and Hydro Phi’s officers and directors as a HPT Group. The address of each of the persons set forth below is 3404 Oakcliff Road, Suite C6, Doraville, GA 30340, unless otherwise indicated.

The table below reflects an aggregate of 102,665,126 shares issued and outstanding as the date of this registration statement.

Name of Beneficial Owner	Director or Office	Amount and Nature of Beneficial Ownership(1)	Percentage(2)
Roger M. Slotkin	Director (Chairman of the Board) and CEO of HPT Group	11,063,671	10.8%

Reid Meyer(3)	Director of HPT Group and Chief Operating Officer of Hydro Phi	1,025,413	1.0%

Mark Robinson(4)	Director of HPT Group	0	0%

Jonathan Goldman(5)	Chief Technology Officer of Hydro Phi	1,025,413	1.0%

All officers and directors of HPT Group and Hydro Phi (four persons)(3)(4)(5)(6)		13,114,497	12.8%

5% and Greater Holders

John Durham		30,430,650	29.6%

Philip Levin		16,303,012	15.9%

31 Group, LLC(7)		32,107,058(8)	23.8%

____________

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) Based on 102,665,126 shares of our common stock issued and outstanding.

(3) Does not include the 1,000,000 shares of our common stock subject to options granted in 2014 that are not yet vested and do not vest within 60 days.

(4) Does not include the 1,000,000 shares of our common stock subject to options granted in 2014 that are not yet vested and do not vest within 60 days.

(5) Includes 753,929 shares subject to a currently exercisable warrant expiring in July 2016.

(6) Includes 916,700 shares subject to a currently exercisable warrant expiring in July 2016.

(7) The business address of 31 Group LLC (“31 Group”) is c/o Magna Group, 5 Hanover Square, New York, New York 10004. Mr. Joshua Sason is a member and the controlling person of 31 Group, with sole voting control and investment discretion over securities held by 31 Group, and may be deemed to share beneficial ownership of any securities beneficially owned by 31 Group.  Mr. Sason disclaims beneficial ownership of these securities.

(8) Consists of 29,459,999 shares of common stock issuable upon conversion of Convertible Notes and 2,647,059 shares of common stock issuable upon exercise of the Warrant by 31 Group. Both the conversion of the Convertible Note and the exercise of the Warrant are subject to a 4.99% blocker, which limit may be increased to 9.99% at the election of 31 Group. The above shares and percentage do not apply the foregoing described blocker provision, and assumes that all the shares indicated have been issued to 31 Group. All the of shares issuable on conversion of the Convertible Notes as indicated may not be issued because the conversion rate is variable, and the number include 150% the number that is issuable as of April 28, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Slotkin was engaged by Hydro Phi through his consulting firm, RS Management, Ltd. from June 2012 to July 13, 2013, to act in the capacity of CEO and director of Hydro Phi. The compensation paid to RS Management, Ltd is reflected in the above table of compensation to management. In addition to the above compensation, under the terms of the consulting agreement and as additionally determined by the board of directors of Hydro Phi as additional compensation, Mr. Slotkin was awarded shares of common stock of Hydro Phi, which were converted into 11,063,674 shares of HPT Group. Mr. Slotkin was also reimbursed his business expenses under the terms of the consulting agreement. As of July 13, 2013, Mr. Slotkin became an employee of Hydro Phi, for services to be rendered to HPT Group and Hydro Phi, under the terms of a written agreement between HPT Group and himself which is described above.

From time to time, Hydro Phi received advances from its officers and stockholders for its operations.

Hydro Phi, prior to the merger transaction on September 25, 2013, had written employment agreements with its several of its key employees and officers, other than as Mr. Slotkin with whom it had a written consulting agreement. These employment agreements were not continued after the merger transaction, and each of the persons who were employed thereunder have continued as an at will employee without a written agreement. The HPT Group financial statements, which include the operations of Hydro Phi, account for accrued compensation due to employees and officers who participated in active management roles and worked without pay or limited pay prior to the merger transaction.  The accrued compensation as of March 31, 2014 and 2013 was $281,752 and $2,850,215, respectively. In the merger transaction, a portion of the accrued compensation was converted into warrants to acquire equity, and on a pro forma basis taking the merger transaction into account, the accrued compensation at March 30, 2013 was reduced by $1,767,649; the warrants represent the right to purchase 3,313,336 shares of common stock of the HPT Group, were issued to Messrs. Goldman, Smith and Sharma and others.  There is no set date for payment of the unpaid accrued expense which was not converted. Payment of the accrued compensation is conditional upon the success of the HPT Group and the approval of the board of directors of the HPT Group.

As of March 31, 2014 and 2013, Hydro Phi had a note payable to Carnegie Technologies, LLC, a related party, in the amount of $0 and 2,867,500 and related accrued interest of $811,267 and $727,364, respectively. The principal amount due under this promissory note was loaned to Hydro Phi in a series of advances during the fiscal years ended March 31, 2010 and 2009. The note accrues interest at 6% from the funding dates. The note matures on the earlier of: 1) a change of control transaction as defined in the note; 2) the written consent of the board of directors of Hydro Phi. Hydro Phi agreed in the note not to make any payment with respect to principal and interest until the entire outstanding principal and accrued interest due under certain 7.5% notes and certain 15% notes was paid or discharged in full. The holder of this note agreed to convert the principal and interest due under the note to common stock on the same terms and conditions offered to all the other note holders, which amount was converted on September 25, 2013, concurrently with the merger transaction.

As of March 31, 2014 and 2013, there were convertible notes payable to related parties, John Durham and Philip Levin, in the amounts of $450,251 and $2,674,493, respectively. Accrued interest related to the notes was $128,155 and $248,573 at March 31, 2014 and 2013, respectively. On February 28, 2013, Hydro Phi issued convertible notes to Carnegie, then a principal owner of Hydro Phi, and other associated parties, Messrs. Durham and Levin, for a principal amount of up to $3,000,000, which was subsequently increased as a result of the extension of additional loans. The principal amount due under the convertible notes was advanced to Hydro Phi, from time to time beginning in September 14, 2009. The notes accrued interest at a rate of 10% per annum, or the interest rate paid to any unrelated third party lender or investor, whichever is higher. For the year ended March 31, 2013, and part of the year ended March 31, 2014, the effective interest rate was 10% as agreed by the note holders, notwithstanding that the maximum interest rate applicable could have been 15% under the terms of the notes because of other borrowings by Hydro Phi.  The notes were due on demand, secured by all assets of Hydro Phi and convertible to common shares before December 31, 2014, at the conversion rate of $0.03 to $0.05. The holders of these notes agreed to convert $3,143,870 of the outstanding principal and interest due under the notes to common stock on the same terms and conditions offered to all the other note holders, which amount was converted on September 25, 2013, concurrently with the merger transaction.

During the fiscal year ended March 31, 2014, $450,251 in convertible notes was exchanged for non-convertible notes earning interest at 8% per annum with a maturity date of August 31, 2014.

On September 4, 2013, Hydro Phi issued $65,000 in promissory notes to two related parties, Messrs. John Durham and Philip Levin each of whom was shareholders of Hydro Phi. The notes bear interest at 8% per annum and mature on August 31, 2014.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s Website, (http://www.sec.gov).

We are subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, we must file annual, quarterly and current reports, as well as proxy statements and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above. We intend to make this information available on the investor relations section of our website, www.stonegatemtg.com. Information on, or accessible through, our website is not part of this prospectus.

We maintain a website at http://www.hydrophi.com/.  The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

FINANCIAL STATEMENTS

Our audited consolidated financial statements as of and for the fiscal years ended March 31, 2014 and March 31, 2013 are included herewith.

TABLE OF CONTENTS

Audited Financial Statements of HydroPhi Technologies Group, Inc. as of and for

the Years Ended March 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

HydroPhi Technologies Group, Inc.

(formerly Big Clix Corp.)

Doraville, Georgia

We have audited the accompanying consolidated balance sheets of HydroPhi Technologies Group, Inc. (formerly Big Clix Corp.) as of March 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended.  HydroPhi Technologies Group, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HydroPhi Technologies Group, Inc. as of March 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that HydroPhi Technologies Group, Inc. will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, HydroPhi Technologies Group, Inc. has suffered recurring losses from operations and has a net capital deficit that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

June 23, 2014

HYDROPHI TECHNOLOGIES GROUP, INC.

(formerly known as Big Clix Corp.)

Consolidated Balance Sheets

As of March 31, 2014 and 2013

	2014	2013
ASSETS

Current Assets
Cash and cash equivalents	$96,446	$117
Accounts receivable	1,050	-
Prepaid expenses and other current assets	7,055	6,569
Total Current Assets	104,551	6,686

Property and equipment, net of accumulated depreciation	5,435	9,659
Intangible assets, net of accumulated amortization	423,500	838,500

Total Assets	$533,486	$854,845

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued liabilities	$1,576,290	$1,340,151
Accounts payable and accrued liabilities – related parties	942,847	1,083,237
Accrued compensation	281,752	2,850,215
Advance from customer	60,800	60,800
Deferred revenue	969,000	-
Notes payable	46,603	3,461,218
Note payable – related party	515,251	2,867,500
Convertible notes payable – related party	-	2,674,492
Total Current Liabilities	4,392,543	14,337,613

Commitment and Contingencies

Stockholders’ Deficit
Common stock, $0.0001 par value, 300,000,000 shares authorized; 102,665,126 and 8,547,190 shares issued and outstanding, respectively	10,267	855
Additional paid-in capital	26,827,544	2,701,495
Accumulated deficit	(30,696,868)	(16,185,118)
Total Stockholders’ Deficit	(3,859,057)	(13,482,768)

Total Liabilities and Stockholders’ Deficit	$533,486	$854,845

See accompanying notes to these consolidated financial statements.

HYDROPHI TECHNOLOGIES GROUP, INC.

(formerly known as Big Clix Corp.)

Consolidated Statements of Operations

For the years ended March 31, 2014 and 2013

	2014	2013

Revenues	$142,050	$53,700

Operating expenses:
General and administrative	5,971,173	1,759,009
Research and development	198,649	468,042
Depreciation and amortization	69,224	73,913
Impairment of intangible asset	350,000	-
Loss on disposal of property and equipment	-	17,875
Total operating expense	6,589,046	2,318,839

Operating loss	(6,446,996)	(2,265,139)

Other expense:
Interest expense	377,366	718,819
Loss on settlement of litigation	25,000	-
Net loss on settlement of debt and accrued compensation	7,662,388	-

Total other expense	8,064,754	718,819

Net loss	$(14,511,750)	$(2,983,958)

Net loss per common share – basic and diluted	$(0.24)	$(0.09)

Weighted average common shares outstanding – basic and diluted	59,932,079	31,518,817

See accompanying notes to these consolidated financial statements.

HYDROPHI TECHNOLOGIES GROUP, INC.

(formerly known as Big Clix Corp.)

Consolidated Statements of Changes in Stockholders’ Deficit

For the years ended March 31, 2014 and 2013

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Par	Capital	Deficit	Deficit

Balances – March 31, 2012	7,909,455	$791	$2,699,120	$(13,201,160)	$(10,501,249)
Shares issued for services	632,505	63	2,356	-	2,419
Shares issued for equipment	5,229	1	19	-	20
Net loss	-	-	-	(2,983,958)	(2,983,958)

Balances – March 31, 2013	8,547,190	855	2,701,495	(16,185,118)	(13,482,768)
Shares issued for services	11,055,338	1,106	4,863,243	-	4,864,349
Notes payable discount	-	-	44,155	-	44,155
Shares issued for accounts payable settlement	1,330,430	133	838,038	-	838,171
Shares issued for notes payable and convertible notes payable conversion	55,870,710	5,587	17,231,756	-	17,237,343
Warrants issued for services	-	-	148,568	-	148,568
Warrants issued to settle accrued compensation	-	-	1,002,875	-	1,002,875
Adjustment for reverse merger	25,861,460	2,586	(2,586)	-	-
Net loss	-	-	-	(14,511,750)	(14,511,750)

Balances – March 31, 2014	102,665,126	$10,267	$26,827,544	$(30,696,868)	$(3,859,057)

See accompanying notes to these consolidated financial statements.

HYDROPHI TECHNOLOGIES GROUP, INC.

(formerly known as Big Clix Corp.)

Consolidated Statements of Cash Flows

For the years ended March 31, 2014 and 2013

	2014	2013

Cash Flows From Operating Activities
Net loss	$(14,511,750)	$(2,983,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	-	12,951
Stock-based compensation	5,012,917	2,419
Depreciation and amortization	69,224	73,913
Impairment of intangible asset	350,000	-
Loss on disposal of property and equipment	-	17,875
Amortization of debt discount	25,758	-
Loss on settlement of litigation	25,000
Net loss on settlement of debt and accrued compensation	7,662,388	-
Changes in operating assets and liabilities:
Accounts receivable	(1,050)	(1,771)
Prepaid expenses and other current assets	(486)	3,750
Deferred revenues	969,000	-
Accounts payable and accrued liabilities	386,903	500,747
Accounts payable and accrued liabilities – related parties	149,664	445,499
Accrued compensation	(800,814)	255,003
Net Cash Used in Operating Activities	(663,246)	(1,673,572)

Cash Flows From Investing Activities
Payments for the purchases of property and equipment	-	(3,010)
Proceeds from sale of property and equipment	-	5,000
Net Cash Provided by Investing Activities	-	1,990

Cash Flows From Financing Activities
Proceeds from notes payable	65,000	-
Proceeds from notes payable – related party	694,575	-
Proceeds from convertible notes payable – related party	-	1,640,532
Net Cash Provided by Financing Activities	759,575	1,640,532

Net Increase (Decrease) in Cash and Cash Equivalents	96,329	(31,050)
Cash and Cash Equivalents – Beginning of Year	117	31,167

Cash and Cash Equivalents – End of Year	$96,446	$117

Supplemental Disclosures of Cash Flows Information:
Cash paid for income tax	$-	$-
Cash paid for interest	$-	$-

Noncash Investing and Financing Activities:
Shares issued for equipment	$-	$20
Shares issued for accounts payable settlement and notes and convertible notes payable conversion	$18,075,514	$-
Warrants issued to settle accrued compensation	$1,002,875	$-
Notes payable discount	$44,155	$-

See accompanying notes to these consolidated financial statements.

HYDROPHI TECHNOLOGIES GROUP, INC.

(formerly known as Big Clix Corp.)

Notes to Consolidated Financial Statements

1.  ORGANIZATION AND BUSINESS

Hydrophi Technologies Group, Inc., formerly known as Big Clix Corp., Inc., (the “Company” or “Hydrophi”) was incorporated under the laws of State of Florida on June 18, 2010.

Reverse Acquisition

On September 25, 2013, the Company consummated an amended Agreement and Plan of Merger (the “Merger Agreement”) with Hydro Phi Technologies, Inc., a Delaware corporation (“Hydro Phi”), and HPT Acquisition Corp., a Delaware corporation (“HPT”), which was a wholly-owned subsidiary of the Company and established solely to implement the merger.  Pursuant to the Merger Agreement, HPT merged with and into Hydro Phi, with Hydro Phi being the surviving company, in an exchange of all the equity securities of the Hydro Phi for common stock of the Company.  As a result of the transaction, the former shareholders of Hydro Phi became the controlling shareholders of the Company. The transaction was accounted for as a reverse takeover/recapitalization effected by a share exchange, wherein Hydro Phi is considered the acquirer for accounting and financial reporting purposes. The capital, share price, and earnings per share amount in these consolidated financial statements for the period prior to the reverse merger were restated to reflect the recapitalization. As a result of the merger, Hydro Phi became a wholly-owned subsidiary of the Company.

The unaudited pro forma results of operations for the years ended March 31, 2014 and 2013, as though this acquisition had taken place at the beginning of each period, are as follows. The unaudited pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the entire period presented.

	Year Ended March 31,
	2014	2013
Revenues	$142,050	$53,700
Net loss	(14,499,863)	(2,999,709)
Loss per common share – basic and diluted	(0.14)	(0.03)
Weighted average common shares outstanding – basic and diluted	100,181,462	91,482,241

Hydro Phi was incorporated on April 21, 2008 under the laws of the State of Wyoming. In August 2010, with the relocation of its Research and Development Office from Maine to Georgia, the Company reincorporated under the laws of the State of Delaware and is currently a Delaware corporation.

Hydro Phi is a fuel efficiency company that has created a water-based technology to improve the fuel efficiency of internal combustion engines. Hydro Phi has been engaged in the research and development of its “green energy” solutions primarily for the transportation industry since its inception.  In 2010, Hydro Phi concluded phase one of its research and development phase and started to generate revenues. Hydro Phi’s priority market segments are: logistics, trucking, heavy equipment, marine and agriculture, where rising fuel costs and upcoming emission regulations necessitate the development of new, ground-breaking technologies.  In the future, the continual improvement process at Hydro Phi will focus on miniaturization, data collection, application-specific designs and further efficiency enhancements.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has a net working capital deficit at its most recent fiscal year end, has suffered recurring losses from operations, and has an accumulated deficit of approximately $31 million through March 31, 2014.  Management is currently pursuing a business strategy which includes raising the necessary funds to finance the Company's research, development, marketing and manufacturing efforts.  While pursuing this business strategy, the Company is expected to continue operating at a loss with negative operating cash flows.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  As a result of the aforementioned factors and the related uncertainties, there can be no assurance of the Company's ability to survive.

2.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared using the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

The consolidated financial statements include the Company’s accounts and those of the Company’s wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the Company expects to collect. Accounts receivable represents receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on its historical experience and other currently available information. When a specific account is deemed uncollectible, the account is written off against the allowance. As of March 31, 2014 and 2013, the allowance for doubtful accounts was $0. For the years ended March 31, 2014 and 2013, the Company recorded bad debt expenses of $0 and $12,951, respectively.

Property and Equipment

Property and equipment are recorded at cost.  Expenditures for major additions and improvements are capitalized while minor replacements and maintenance and repairs, which do not improve or extend the life of such assets, are charged to operations as incurred.  Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in the statement of operations.  Depreciation is calculated using the straight-line method which depreciates the assets over the estimated useful lives of the depreciable assets ranging from three to seven years.

Intangible Assets

Intangible assets include patent applications.  Intangible assets with definite useful lives are recorded on the basis of cost and are amortized on a straight-line basis over their estimated useful lives.  The Company uses a useful life of 10 years for patents.  The Company evaluates the remaining useful life of intangible assets annually to determine whether events and circumstances warrant a revision to the remaining amortization period. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset will be amortized prospectively over that revised remaining useful life.  At March 31, 2014 and 2013, no revision to the remaining amortization period of the intangible assets was made.

Impairment of Long-lived Assets

The Company reviews the carrying value of the long-lived assets periodically to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. Among the factors the Company considers in making the evaluation are changes in market position and profitability. If facts and circumstances exist which may indicate impairment, the Company will prepare a projection of the undiscounted cash flows of the asset group and determine if the long-lived assets are recoverable based on these undiscounted cash flows. If impairment is indicated, an adjustment will be made to reduce the carrying amount of these assets to their fair value.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs – Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and borrowings. The fair value of current financial assets and current financial liabilities approximates their carrying value because of the short-term maturity of these financial instruments.

Income Taxes

An asset and liability approach is used for financial accounting and reporting for income taxes. Deferred income taxes arise from temporary differences between income tax and financial reporting and principally relate to recognition of revenue and expenses in different periods for financial and tax accounting purposes and are measured using currently enacted tax rates and laws. In addition, a deferred tax asset can be generated by net operating loss carryforwards (“NOLs”). If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable.

Research and Development

Research and development costs are expensed as incurred. For the years ended March 31, 2014 and 2013, the Company recorded research and development expense of $198,649 and $468,042, respectively.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock outstanding during the period. Diluted net income per common share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period.  The calculation of diluted earnings (loss) per common share assumes the dilutive effect of stock options, warrants and any other potentially dilutive securities outstanding.  During a loss period, the potentially dilutive securities have an anti-dilutive effect and are not included in the calculation of dilutive net loss per common share.  For the year ended March 31, 2013, potentially issuable shares, including notes payable convertible to 18,514,652 shares of the Company’s common stock, have been excluded from the calculation.  For the year ended March 31, 2014, potentially issuable shares includes warrants to purchase 4,013,336 shares of the Company’s common stock.

Share-Based Compensation

The Company estimates the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and common shares based on the last applicable market price of the Company’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, the Company reduces the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual forfeiture rate for the entire award at the end of the vesting period.

Subsequent Events

The Company’s management reviewed all material events through the issuance date of this report for disclosure purpose.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606 (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 will have on the Company’s consolidated financial statements.

3.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Useful Life	March 31, 2014	March 31, 2013
Machinery and equipment	7	$8,387	$8,387
Computer equipment	5	5,840	5,840
Computer software	5	12,820	12,820
Office furniture and equipment	5	850	850

Subtotal		27,897	27,897
Less: accumulated depreciation		(22,462)	(18,238)

Total property and equipment, net		$5,435	$9,659

Depreciation expense for the years ended March 31, 2014 and 2013 was $4,224 and $8,913, respectively.

During the year ended March 31, 2013, the Company received $5,000 proceeds from sale of its equipment and recorded loss on disposal of property and equipment of $17,875.

4.  INTANGIBLE ASSETS

Intangible assets consisted of the following:

	March 31, 2014	March 31, 2013
Hydrogen On Demand Intellectual Property	$650,000	$650,000
ACT Intellectual Property	-	350,000
Other	1,000	1,000

Subtotal	651,000	1,001,000
Less: accumulated amortization	(227,500)	(162,500)

Total intangible assets, net	$423,500	$838,500

In January 2009 and April 2011, the Company entered into agreements and obtained Hydrogen On Demand Technology. This intellectual property was valued at $650,000, based on the par value of the shares of common stock issued of $20,000 and $630,000 cash paid by the Company. The Company amortizes the cost over the estimated useful life of 10 years.

For the years ended March 31, 2014 and 2013, amortization expense recorded by the Company on the intangible assets was $65,000.

On July 5, 2011, the Company entered into a memorandum of understanding (“MOU”) with Advanced Combustion Technology, Inc. (“ACT”) where the Company paid $350,000 in exchange for a license agreement related to certain proprietary technology and services. The Company has assessed the value of this license in light of the fact that the Company believes ACT did not deliver the units or equipment or perform the services as set forth in the MOU. Therefore, the Company believes that the intangible as previously recorded at $350,000 is impaired.

5. DEFERRED REVENUE

On August 22, 2013, the Company entered into a regional distribution and service provider agreement with Energia Vehicular Limpia S.A. de C.V. (“Energia”). Pursuant to the agreement, Energia shall have the exclusive rights to market the Company’s products in Mexico for five years. In consideration of the exclusive distribution rights, Energia paid $500,000 as a license fee to the Company. On January 16, 2014, the Company and Energia further amended the regional distribution and service provider agreement to include the exclusive rights to market the Company’s products in Brazil for a license fee of $160,000 during the same period of the original agreement.   On April 9, 2014, the Company and Energia further amended the regional distribution agreement and service provider agreement to add consulting/advisory services to be provided by the Company to Energia for an 18-month period beginning April 1, 2014.  Energia paid in advance $217,000 for these services.  During the year ended March 31, 2014, the Company also received from Energia, a deposit in the amount of $180,000 for Hydroplant units to be shipped in the future.

License fee is recognized ratably over the term of the agreement. For the year ended March 31, 2014, $88,000 in revenue related to the license fees was recorded.

6. ACCRUED COMPENSATION

In order to attract competent and talented employees and officers, the Company has entered into formal employment agreements with its key employees and officers.  The Company has provided for accrued compensation with employees and officers who have participated in active management roles and worked without pay or limited pay.

In July 2013, the Company issued warrants to purchase 3,313,336 shares of the Company’s common stock to settle $1,767,649 accrued compensation to current and former employees. See Note 11.

The accrued compensation as of March 31, 2014 and 2013 was $281,752 and $2,850,215, respectively.  There is no set date for payment of this accrued expense. Payment of the accrued compensation is conditional upon the success of the Company and the approval of the Board of Directors of the Company.

7.  NOTES PAYABLE

At March 31, 2014 and 2013, notes payable consisted of the following:

	March 31, 2014	March 31, 2013

Notes payable to acquire certain intangible asset, with a maturity date at the board of directors’ discretion and accrues no interest, unsecured	$-	$320,000
Notes payable to shareholders, unsecured, payable at a maturity date at the board of directors’ discretion, and accrues interest at 7.5% annually (“7.5% Angel Notes”)	-	1,793,085
Notes payable to shareholders, unsecured, payable at a maturity date at the board of directors’ discretion, and accrues interest at 15% annually (“15% Angel Notes”)	-	1,348,133
Notes payables to shareholders, unsecured, payable on August 31, 2014, and accrues interest at 8% annually, net of unamortized debt discount of $18,397	46,603	-

Total notes payable	$46,603	$3,461,218

On September 25, 2013, the Company issued 17,819,004 shares to settle the entire 7.5% Angel Notes, 15% Angel Notes and the $320,000 notes payable issued to acquire intangible asset.  The 17,819,004 shares were valued at their fair value of $11,225,973 and the Company recorded a $7,764,755 loss on settlement of debt.

On September 4, 2013, the Company issued $65,000 promissory notes with warrants to purchase 260,000 shares of the Company’s common stock to third parties. The principal and interest amount are due on August 31, 2014. The notes accrue interest at 8% and are unsecured. In connection with the issuance of the notes, the Company issued. The Company recorded initial debt discount of $44,155 related to the warrants based on the related fair value of these warrants.

8.  NOTE PAYABLE – RELATED PARTY

On September 24, 2010, the Company issued a $2,867,500 promissory note to a related party. The principal amount due under this promissory note has been loaned to the Company in a series of advances during fiscal years ended March 31, 2010 and 2009. The note accrues interest at 6% from the funding date. The note matures on the earlier of: 1) a change of control transaction as defined in the note; 2) the written consent of the Board of Directors of the Company. The Company agrees not to make any payment with respect to this note until the entire outstanding principal and accrued interest due under the 7.5% Angel Notes and 15% Angel Notes have been paid in full.

On September 25, 2013, $2,867,500 note payable to related party was converted into 14,993,464 shares of the Company’s common stock. Accrued and unpaid interest of $811,267 continues to remain on the books, payable at the discretion of the Company’s board of directors.

On September 4, 2013, the Company issued $65,000 promissory notes to its related parties. The principal and interest amount are due on August 31, 2014. The notes accrue interest at 8% and are unsecured.

9.  CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On February 28, 2013, the Company issued convertible notes to a principal owner of the Company and other associated or related parties for principal amount up to $3,000,000. The principal amount due under these convertible notes has been advanced to the Company since September 14, 2009. The notes accrue interest at a rate of 10% per annum, or the interest rate paid to any unrelated third party lender or investor, whichever is higher. For the years ended March 31, 2014 and 2013, the effective interest rate was 10% as agreed by the note holders, notwithstanding that the maximum interest rate applicable was 15%.  The applicable interest rate is to apply for the entire loan period at the discretion of the lender. The notes are due on demand, secured by all assets of the Company and convertible to the Company’s common shares before December 31, 2014 at the conversion rate of from $0.05 to $0.03.

The Company has evaluated the conversion feature of the notes under ASC470 and concluded that they do not contain financial derivatives.  The conversion rate on the notes at the date of issuance exceeded the fair value of the common stock; therefore, no beneficial conversion feature was recorded.

During the years ended March 31, 2014 and 2013, the Company received proceeds of $629,575 and $1,640,532, respectively, from related party convertible notes. On September 25, 2013, $3,143,870 outstanding convertible notes payable and accrued interests due to related parties were converted into 23,058,241 shares of the Company’s common stock.  As of March 31, 2014 and 2013, outstanding balances of the convertible notes were $0 and $2,674,492, respectively.

During the fiscal year ended March 31, 2014, $450,251 in convertible notes was exchanged for non-convertible notes earning interest at 8% per annum with a maturity date of August 31, 2014. The notes were not secured.

10.  INCOME TAXES

The Company had federal NOL carry forwards of approximately $13 million as of March 31, 2014. The NOL is available to offset future taxable income and begins to expire in 2028. Under Section 382 of the Internal Revenue Code, the NOL may be limited as a result of a change in control. The Company periodically assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As of March 31, 2014 and 2013, the Company established valuation allowances equal to the full amount of the net deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

For the years ended March 31, 2014 and 2013, no amounts have been recognized for uncertain tax positions and no amounts have been recognized related to interest or penalties related to uncertain tax positions. The Company has determined that it is not reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

11.  EQUITY TRANSACTIONS

Common Stock

During the year ended March 31, 2013, the Company issued 5,229 shares to purchase certain equipment, recorded at their par value of $20, and issued 632,505 shares for services, recorded at their fair value of $2,419.

On June 21, 2013, the Company issued 11,055,338 shares for services and recorded compensation for fair value of $4,864,349.

On September 25, 2013, the Company issued 1,330,430 shares to settle $175,764 accrued liabilities. These shares were valued at their fair value of $838,171 and the Company recorded a loss on settlement of liabilities of $662,407.

On September 25, 2013, the Company also issued 17,819,004 shares to settle the entire 7.5% Angel Notes, 15% Angel Notes and the $320,000 notes payable issued to acquire intangible asset and issued 38,051,706 shares for the conversion of notes payable and convertible notes payable to related parties.  The 17,819,004 shares were valued at their fair value of $11,225,973 and the Company recorded a $7,764,755 loss on settlement of debt. The 38,051,706 shares were recorded at $6,011,370, which represents the balance of notes payable and convertible notes payable to related parties that were converted.

Warrants

A summary of activities in warrants and the related information is as follows:

	Shares	Weighted Average Exercise Price	Remaining Contractual Term (years)	Intrinsic Value

Outstanding balance, March 31, 2013	-	$-	-	-
Granted	4,013,336	0.55

Outstanding balance, March 31, 2014	4,013,336	0.55	2.19	139,920
(Fully vested and exercisable)

In July 2013, the Company issued warrants to purchase 440,000 shares of the Company’s common stock for consulting services. These warrants are valued using the Black-Scholes Model at $148,568, exercisable at $0.10 per share and expire on July 13, 2015.

In September 2013, the Company issued warrants to purchase 260,000 shares of the Company’s common stock in connection with the notes issued to third parties. These warrants are valued using the Black-Scholes Model at $137,684, exercisable at $0.10 per share and expire on July 13, 2015. The $44,155 related fair value of the warrants issued was recorded as debt discount.

In July 2013, the Company also issued warrants to purchase 3,313,336 shares of the Company’s common stock to settle $1,767,649 accrued compensation to current and former employees. These warrants are valued using the Black-Scholes Model at $1,002,875, exercisable at $0.60 per share and have a life of 3 years. The Company recorded a $764,774 gain on settlement of debt related to the issuance.

The fair value of the warrants was calculated using the Black-Scholes Model with the following assumptions: (1) discount rate of 0.64%~0.89%; (2) expected life of 2~3 years; (3) expected volatility of 156.74%~164.56% and (4) zero expected dividends.

Equity Compensation Plans

On April 29, 2014, the Company adopted the 2014 Non-Qualified Performance Equity Award Plan (the “Plan”). The Plan provides for awards of non-qualified stock options, restricted stock and other equity based awards, with a maximum limit of 5,000,000 shares of common stock allocated to the Plan. Award shares that are not used will be available for re-grant. The maximum award is limited to 1,250,000 shares.  The Plan provides for a term of 20 years, but awards may not be granted after the 10th anniversary of the effective date of the Plan.  To the extent required, for example for stock options, the exercise price or other award price will be the fair market value of a share of stock on the date of grant.

12.  RELATED PARTY TRANSACTIONS

From time to time, the Company receives advances from its officers and stockholders for its operations. As of March 31, 2014 and 2013, the Company owed $3,425 and $107,300, respectively, to its related parties for advances.

As of March 31, 2014 and 2013, outstanding balances of the notes payable and convertible notes payable to the related parties were $515,251 and $5,541,992, respectively. Accrued interest related to these notes was $939,422 and $975,937 at March 31, 2014 and 2013, respectively.

Historically, the Company’s research, development, marketing and capital raising program relied on the continued support of related parties, their families and friends.  Absent a significant capital raise from outside of the current shareholders, if these related parties, families and friends ceased providing these services on the current terms offered, the Company’s ability to continue in existence could be in jeopardy.

13.  COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its executive and research & development offices in Doraville, Georgia.  This lease was renewed on January 1, 2012 and was extended through December 31, 2013 at a monthly rental of $6,675.  The Company is currently renting its executive and research & development offices on a month to month basis.

Legal Issues

The Company, from time to time, may be a party to claims and legal proceedings generally incidental to its business.  In the opinion of the management, after consultation with the Company’s legal counsel, there were no legal matters that are likely to have a material adverse effect on the Company’s financial position as of March 31, 2014 and 2013 and the results of operations or cash flows for the years ended March 31, 2014 and 2013.

In June 2014, the Company reached a tentative agreement to settle a lawsuit filed by Cardinal Logistics Management Corporation (“Cardinal”) against the Company for $25,000. Cardinal alleged that the Company did not make payment for certain installation and delivery services involving Cardinal’s vehicles. The Company disputed the allegation in full and filed an answer with affirmative defenses. As a result of the tentative settlement, for the year ended March 31, 2014, the Company recorded a loss on settlement of litigation for $25,000.

14. CONCENTRATION

97% and 100% of the Company’s revenues were related to one customer for each of the years ended March 31, 2014 and 2013, respectively.  The loss of the customer or the failure to attract new customers could have a material adverse effect on our business, results of operations and financial condition.

15. SUBSEQUENT EVENTS

Amendment to the Regional Distribution Agreement and Service Provider Agreement

On April 9, 2014, the Company and Energia amended the Regional Distribution Agreement and Service Provider Agreement to add consulting/advisory services to be provided by the Company to Energia for an 18-month period beginning April 1, 2014.  See Note 5.

Securities Purchase Agreement with 31 Group, LLC

On April 25, 2014, the Company entered into a Securities Purchase Agreement with 31 Group, LLC (“Purchase Agreement”), which provided for the sale of convertible notes, in the aggregate original principal amount of $1,964,000, and a warrant. The agreement also provided for registration rights for the shares of our common stock underlying the convertible notes and warrant.  The Company sold the first convertible note on April 28, 2014, and in conjunction with that issuance issued the warrant. The Company received gross proceeds on April 28, 2014 of $600,000 and paid certain expenses of the purchaser in the amount of $35,000 therefrom.

The first convertible note issued on April 28, 2014 has a principal amount of $924,000 (“Initial Convertible Note”) and an additional convertible note that may be issued in the principal amount of $1,040,000 ( the “Additional Convertible Note” and together with the Initial Convertible Note referred to as the Convertible Notes). The purchase price of the Initial Convertible Note was $600,000 and the purchase price of the Additional Convertible Note will be $1,000,000, if issued. The Initial Convertible Note matures on April 28, 2016, and the Additional Convertible Note will mature two years after issuance. In addition to the original issue discount of approximately 35% applicable to the Initial Convertible Note and 4% applicable to the Additional Convertible Note, interest accrues at the rate of 8% per annum on the principal balance outstanding from time to time, which is payable upon maturity.  The principal amount of the Initial Convertible Note was reduced by $100,000 because a registration statement was filed prior to May 14, 2014, and up to an additional $200,000 if the Company satisfies certain 90 and 120 day deadlines to have effective the registration statement filed.

The Purchase Agreement for the Convertible Notes provides that, upon the conditions set forth therein, which conditions are not in the control of the purchaser, the Company may require 31 Group, LLC to purchase from the Company on or prior to the 10th trading day after the effective date of the registration statement the Additional Convertible Note.

The Convertible Notes are convertible at any time, in whole or in part, at the option of 31 Group, LLC into shares of common stock, at a conversion price equal to the lesser of: (i) the variable conversion price which is a formula set forth in the Convertible Notes, and (ii) $0.35 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions).

The Company has the option to redeem the conversion amount then remaining under the Convertible Notes, in whole or in part, in cash at a price equal to 135% of the Conversion Amount of the Note then outstanding.

On April 28, 2014, in connection with the Purchase Agreement, the Company issued a warrant to purchase 2,647,059 shares of the Company’s common stock, with an initial exercise price of $0.17 per share and a two-year term. The terms of the warrant only permit the warrant to be exercised proportionately to the principal amount of the Convertible Notes. The Warrant provides for adjustment of the exercise price and share amount in the event of certain dilutive issuances by the Company. If at the time of exercise of the warrant, a registration statement for the resale of the warrant shares is not effective, then 31 Group LLC has a cashless exercise right.

Stock Options

On April 29, 2014, the Company granted options to two of its directors pursuant to its 2014 Non-Qualified Performance Equity Award Plan. See Note 10. Messrs. Meyer and Robinson were each awarded options to purchase up to 1,000,000 shares of the Company’s common stock at an exercise price of $0.12. The options vest on each of the first and second anniversaries of their appointments as directors, so long as they are in service to the board, and the option expires on the fifth anniversary of their appointments and may be exercised only when they are serving as directors or employees of the Company or subsidiary. These options were valued at $222,600 calculated using the Black-Scholes Model with the following assumptions: (1) discount rate of 1.74%; (2) expected life of 5 years; (3) expected volatility of 160.14% and (4) zero expected dividends.

HYDROPHI TECHNOLOGIES GROUP, INC.

32,107,058 shares of Common Stock

Prospectus

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS AND YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE

PART II

Information Not Required In the Prospectus

Item 13

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:*

Securities and Exchange Commission registration fee		$437.39
Accounting fees and expenses		$7,500.00
Legal fees and expenses		$15,000.00
Edgar filing fees		$5,000.00
Miscellaneous expenses	$
Total		$28,500.00

* All amounts are estimates other than the Commission's registration fee.

Item 14

Indemnification of Directors and Officers

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We do not have at this time any indemnification agreements or directors and officers insurance. In the future, we may enter into indemnification agreements with our directors and officers, and certain service providers, and we may purchase director and officer insurance.

To the extent that we indemnify our management for liabilities arising under securities laws, the SEC has taken the public position that this indemnification is against public policy and is therefore unenforceable.

(i)

Item 15

Recent Sales of Unregistered Securities

On September 25, 2013, we issued a total of 87,367,126 shares of common stock to the holders of common stock and preferred stock of Hydro Phi in exchange for all the equity securities of Hydro Phi, in a reverse triangular merger with our subsidiary HPT Acquisition Corp. The merger transaction was approved at a special meeting of the common and preferred shareholders of Hydro Phi held on June 26, 2013. The shares were issued to individuals and corporate investors, all of whom were either “accredited investors”, as defined by Rule 501 of Regulation D promulgated under the Securities Act, sophisticated investors or investors located outside the United States. The securities were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act. All the shares were issued as restricted stock, and a suitable legend was placed on the certificates representing the shares to indicate the restricted nature of the shares. The holders of these shares were not granted any registration rights.

On September 25, 2013, we issued a warrant to purchase up to 440,000 shares of common stock, exercisable at $0.10 per share until July 2015 to Crescendo Communications, LLC, in partial payment of consulting services. The securities were issued to an “accredited investor,” as defined by Rule 501 of Regulation D promulgated under the Securities Act. The securities were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The warrant and all the underlying shares of common stock that may be issued on exercise of the warrant were issued or will be issued as restricted stock, and a suitable legend was placed or will be placed on the certificates representing the securities to indicate the restricted nature of the securities. The holder of these securities was not granted any registration rights.

In connection with the merger transaction, we assumed outstanding warrants issued by Hydro Phi, the wholly owned subsidiary, representing the right after assumption to purchase up to 3,573,336 shares of HPT Group, at an adjusted purchase price of $0.60 per share, for a period of three years, ending in July 2016. The securities were each issued to an “accredited investor,” as defined by Rule 501 of Regulation D promulgated under the Securities Act. The securities were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The warrants and all the underlying shares of common stock that may be issued on exercise of the warrants were issued or will be issued as restricted stock, and a suitable legend was placed or will be placed on the certificates representing the securities to indicate the restricted nature of the securities. The holders of these securities were not granted any registration rights.

On April 25, 2014, we consummated the transactions contemplated by a securities purchase agreement, (the “Purchase Agreement”), with 31 Group, LLC. Subject to the terms and conditions of the Purchase Agreement, the Company sold 31 Group, LLC (i) a convertible note with an initial principal amount of $924,000 and a 24-month term (the “Initial Convertible Note”), for a purchase price of $600,000; and (ii) a 2-year warrant to acquire up to 2,647,059 shares of Common Stock at an exercise prices of $0.17 per share (the “Warrant”). Additionally, 31 Group, LLC is irrevocably bound to purchase, on the tenth trading day after the effective date of this registration statement, an additional convertible note with an initial principal amount of $1,040,000 and a 24-month term (the “Additional Convertible Note” and, together with the Initial Convertible Note, the “Convertible Notes”), for a fixed purchase price of $1,000,000. Subject to certain terms and conditions, the Convertible Notes are convertible at any time after issuance, in whole or in part, at the option of 31 Group, LLC, into shares of Common Stock, subject to a 4.99% or 9.99% limitation based on the outstanding shares of Common Stock of the Company. Subject to certain terms and conditions of the Warrant, it is exercisable at any time after issuance, in whole or in part, at the option of 31 Group, LLC. The issuance of the Warrant Shares and Initial Convertible Note to 31 Group, LLC under the Purchase Agreement were, and, if issued, the issuance of the Additional Convertible Note to 31 Group, LLC under the Purchase Agreement will be, exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of Securities Act and Rule 506 of Regulation D. The Company is filing this registration statement to register the resale rights of all the shares of Common Stock issuable under the Convertible Notes and the Warrant.

(ii)

Item 16

Exhibits

Exhibit Number	Description
3.1*	Articles of Incorporation (Incorporated by reference to the registration statement on Form S-1 filed on July 29, 2010).
3.2*	Certificate of Amendment to Articles of Incorporation (incorporated by reference to the Current Report on Form 8-K filed on October 7, 2013).
3.3*	By-Laws Articles of Incorporation (Incorporated by reference to the registration statement on Form S-1 filed on July 29, 2010).
5.1	Legal Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP
10.1*

Agreement and Plan of Merger, dated July 15, 2013, among the Registrant, HPT Acquisition Corp., and Hydro Phi Technologies, Inc. (incorporated by reference to the Current Report on Form 8-K filed on September 25, 2013).

10.2*	Form of Amendment to the Agreement and Plan of Merger (incorporated by reference to the Current Report on Form 8-K filed on September 25, 2013).
10.3*

Form of Management Consulting Agreement between Crescendo Communications, LLC and Hydro Phi Technologies, Inc. (incorporated by reference to the Current Report on Form 8-K filed on September 25, 2013).

10.4*

Form of Warrant Agreement, issued by Registrant July 24, 2013, in connection with the Management Consulting Agreement with Crescendo Communications, LLC (incorporated by reference to the Current Report on Form 8-K filed on September 25, 2013).

10.5*	Form of Warrant Agreement issued by Hydro Phi and assumed by the Registrant – Assumption Agreement (incorporated by reference to the Current Report on Form 8-K filed on September 25, 2013).
10.6*	Form of Employment Agreement between Registrant (subsidiary) and Roger Slotkin (incorporated by reference to the Current Report on Form 8-K/A filed on December 17, 2013)
10.7*	Form of Distribution Agreement with Energia Vehicular Limpia S.A. de C.V. dated August 22, 2013 (incorporated by reference to the Current Report on Form 8-K/A filed on December 17, 2013).
10.8*	Securities Purchase Agreement between the Registrant and 31 Group, LLC, dated April 25, 2014 (incorporated by reference to the Current Report on Form 8-K filed on April 29, 2014).
10.9*	Form of Convertible Note issued by the Registrant to 31 Group, LLC (incorporated by reference to the Current Report on Form 8-K filed on April 29, 2014).
10.10*	Form of Warrant Agreement issued by Registrant to 31 Group, LLC (incorporated by reference to the Current Report on Form 8-K filed on April 29, 2014).
10.11*	Form of Registration Rights Agreement between the Registrant and 31 Group, LLC (incorporated by reference to the Current Report on Form 8-K filed on April 29, 2014).
21.1*	Subsidiary of the Registrant (previously filed with this Registration Statement, Amendment No. 1)
23.1	Consent of Independent Auditors re financial statements
23.2	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP, included in Item 5.1.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase

* Previously filed.

(iii)

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(a) Rule 415 Offering :

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424 of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(C)

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iv)

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i.) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(v)

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(vi)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on the 22 day of July , 2014.

HYDROPHI TECHNOLOGIES GROUP, INC.

By: /s/ Roger M. Slotkin
Roger M. Slotkin
President, Chief Executive Officer and Director (Principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Roger M. Slotkin	President, Chief Executive Officer, Principal Financial Officer and	July 22, 2014
Roger M. Slotkin	Director

/s/ Reid Meyer	Director	July 22, 2014
Reid Meyer

/s/ Mark Robinson	Director	July 22, 2014
Mark Robinson